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                          AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER dated February 17, 1999 between Summit Bancorp., a New Jersey business corporation ("Summit"), and Prime Bancorp, Inc., a Pennsylvania business corporation ("Prime").

                              W I T N E S S E T H :

       WHEREAS, the respective boards of directors of Summit and Prime deem it advisable and in the best interests of their respective shareholders to adopt a plan of reorganization in accordance with the provisions of Section 368 of the Internal Revenue Code of 1986, as amended ( "Code") providing for the acquisition of Prime by Summit on the terms and conditions provided for in this Agreement and Plan of Merger ("Agreement");

       WHEREAS, the Board of Directors of Summit and Prime have each determined that the reorganization contemplated by this Agreement ("Reorganization") is consistent with, and in furtherance of, their respective business strategies and goals;

       WHEREAS, Summit and Prime intend on the day after the date of this Agreement and in consideration of this Agreement to enter into the Stock Option Agreement ("Option Agreement") attached hereto as Exhibit B; and

       WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Reorganization and also to prescribe certain other terms and conditions of the Reorganization.

       NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Option Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.
                               GENERAL PROVISIONS

       Section 1.01. The Reorganization.

       (a) Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time (as defined at Section 1.06), the Reorganization shall be effected as follows:

              (1) Prime shall be merged with and into Summit pursuant to and in accordance with the provisions of, and with the effect provided in, the New Jersey Business Corporation Act, as amended ("New Jersey Act") and the Pennsylvania Business Corporation Law, as amended ("Pennsylvania Law"); or

              (2) Prime shall be merged into a wholly owned subsidiary of Summit or a wholly owned subsidiary of Summit shall be merged into Prime, in either case pursuant to and in accordance with the provisions of, and with the effect provided in, the corporate laws of the jurisdiction of incorporation of each of the constituent corporations in such merger ("Applicable Corporation Laws").
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       (b) Summit shall prior to the Effective Time elect the method for carrying out the Reorganization from among those methods set forth at Section 1.01(a) ("Reorganization Election") and following an election of the Reorganization method provided for at Section 1.01(a)(2) Summit shall (i) cause the wholly owned subsidiary of Summit designated as the constituent corporation in the Reorganization ("Designated Summit Subsidiary") to approve, execute and deliver this Agreement in accordance with all Applicable Corporation Laws, (ii) cause this Agreement to be approved by the sole shareholder of the Designated Summit Subsidiary, (iii) attach as Exhibit A to this Agreement (A) any additional terms and conditions to this Agreement required by Applicable Corporation Laws to effect the Reorganization and other transactions contemplated by this Agreement, (B) the terms and conditions of any agreement or plan of merger required by Applicable Corporation Laws, (C) the date and time that the merger shall be effective or the mechanism for determining the date and time that the merger shall be effective and (D) such other terms and conditions as Summit shall determine in its discretion to be desirable and not contrary to this Agreement or Applicable Corporation Laws regarding the corporate governance of the corporation surviving the merger contemplated by Section 1.01(a), including without limitation terms and conditions governing certificates or articles of incorporation and amendments thereto or restatements thereof, by-laws of the corporation surviving the merger and amendments thereto, and directors and officers of the corporation surviving the merger; provided, however, that no provision of Exhibit A shall (x) alter or change the amount or kind of consideration to be received by Prime Shareholders (as defined at Section 1.07(c) below) as provided for in this Agreement, (y) adversely affect the tax treatment of the Reorganization Consideration (as defined in Section 1.03(a)(2) below) to be received by Prime Shareholders or (z) materially impede or delay consummation of the transactions contemplated by this Agreement and
(iv) cause the Designated Summit Subsidiary to take all actions appropriate to accomplish the Reorganization and the other transactions contemplated by this Agreement. Exhibit A as so constituted shall constitute a part of this Agreement as fully as if attached hereto on the date hereof without separate execution by Summit or Prime.

       Section 1.02. Capital Stock of Summit. All shares of the capital stock of Summit issued or issued and outstanding immediately prior to the Effective Time, including the Common Stock, par value $.80 per share, of Summit and the rights attached thereto ("Summit Rights") pursuant to the Rights Agreement dated as of August 16, 1989 between Summit and First Chicago Trust Company of New York, as Rights Agent ("Summit Rights Agreement") (references to "Summit Stock" herein shall mean the Common Stock of Summit with Summit Rights attached thereto), shall be unaffected by the Reorganization and shall remain issued or issued and outstanding, as the case may be, immediately thereafter.

       Section 1.03. Terms of Conversion of Prime Capital Stock.

       (a) At the Effective Time, by virtue of the Reorganization and without any action on the part of any shareholder of Prime:

              (1) All shares of the Common Stock, par value $1.00 per share, of Prime ("Prime Stock") which immediately prior to the Effective Time are beneficially owned either directly, or indirectly through a Bank, broker or other nominee, by Summit or a subsidiary of Summit or Prime or a subsidiary of Prime (other than Prime Stock held as a result of foreclosures or debts previously contracted and Prime Stock held in trust, managed, custodial or other nominee accounts or held by mutual funds for which Prime or any subsidiary of Prime acts as investment advisor), if any, or held in the treasury of Prime, if any, shall be canceled and retired and no cash, securities or other consideration shall be payable or paid or delivered under this Agreement in exchange for such Prime Stock; and

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              (2) Subject to Section 1.03(a)(1), outstanding shares of Prime
Stock held as of the Effective Time by each Prime Shareholder shall be converted in accordance with the New Jersey Act and the Pennsylvania Law into the right to receive whole shares of Summit Stock and cash in lieu of fractional shares of Summit Stock as follows: the aggregate number of shares of Prime Stock held by each Prime Shareholder shall be multiplied by the Exchange Ratio (as defined at Section 1.03(c) below) and (i) a Prime Shareholder shall become entitled to receive whole shares of Summit Stock pursuant to this Section 1.03(a)(2) equal in number to the whole number which results from the foregoing multiplication, and (ii) a Prime Shareholder shall become entitled to receive cash pursuant to this Section 1.03(a)(2) in lieu of a fractional share of Summit Stock, if any, equal in amount to the product obtained by multiplying the fraction, if any, which results from the foregoing multiplication by the closing price of one share of Summit Stock on the New York Stock Exchange ("NYSE") Composite Transactions List (as reported in The Wall Street Journal or, in the absence thereof, as reported by another authoritative source mutually agreed upon by Prime and Summit) on the last trading day ending prior to the Effective Time ("Cash In Lieu Amount"). (The shares of Summit Stock issuable in accordance with this Section 1.03(a)(2) are sometimes referred to herein as the "Shares"). (The Shares and any Cash In Lieu Amounts payable in the Reorganization, both adjusted as and if necessary in accordance with Section 1.03(b), are sometimes collectively referred to herein as the "Reorganization Consideration").

       (b) In the event that, from the date hereof to the Effective Time, the outstanding Summit Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or there occur other like changes in the outstanding shares of Summit Stock ("Capital Change"), the Exchange Ratio and, if necessary, the form and amount of Summit capital stock issuable in the Reorganization in exchange for Prime Stock shall be appropriately adjusted to give effect to the Capital Change.

       (c) The "Exchange Ratio" is hereby defined to be six hundred seventy-five thousandths (.675).

       (d) Summit agrees that any Summit Rights issued pursuant to the Summit Rights Agreement shall be issued with respect to each share of Summit Stock issued pursuant to the terms hereof under the terms of such Summit Rights Agreement prior to the Effective Time, as well as to take all action necessary or advisable to enable the holder of each such share of Summit Stock to obtain the benefit of such Summit Rights Agreement notwithstanding their prior distribution, including, without limitation, amendment of the Summit Rights Agreement.

       Section 1.04. Reservation of Summit Stock; Issuance of Shares Pursuant to the Reorganization. Summit shall reserve and make available for issuance to holders of Prime Stock in connection with the Reorganization, on the terms and subject to the conditions of this Agreement, sufficient shares of Summit Stock to effect the conversion contemplated by Section 1.03 and related terms of this Agreement, which shares, when issued and delivered, will be duly authorized, legally and validly issued, fully paid and non-assessable and subject to no preemptive rights. Upon the terms and subject to the conditions of this Agreement, particularly Sections 1.03 and 1.07, Summit shall issue the Shares after the Effective Time to Prime Shareholders.

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       Section 1.05. Exchange Agent Arrangements. Prior to the Effective Time,
Summit shall appoint Equiserve - First Chicago Trust Division, or another entity reasonably satisfactory to Prime, as the exchange agent ("Exchange Agent") responsible for exchanging, in connection with and upon consummation of the Reorganization and subject to Sections 1.03 and 1.07, certificates representing whole shares of Summit Stock ("Summit Certificates") and Cash In Lieu Amounts for certificates representing shares of Prime Stock ("Prime Certificates") and Summit shall deliver to the Exchange Agent sufficient Summit Certificates and cash as shall be required to satisfy Summit's obligations to Prime Shareholders under Section 1.07(c), prior to the time such obligations arise.

       Section 1.06. Effective Time. In the event that pursuant to the Reorganization Election Summit elects the Reorganization method provided for at
Section 1.01(a)(1), the "Effective Time" of the Reorganization shall be the hour and the date specified in the certificate of merger of Summit and Prime filed with the Secretary of State of the State of New Jersey in accordance with
Section 14A:10-4.1 of the New Jersey Act ("NJ Certificate") and the articles of merger filed with the Department of State of the Commonwealth of Pennsylvania ("Pennsylvania Articles") in accordance with Section 1927 of the Pennsylvania Law, which such hour and date shall be identical in both the NJ Certificate and the Pennsylvania Articles. In the event that pursuant to the Reorganization Election Summit elects the Reorganization method provided for at Section 1.01(a)(2), the "Effective Time" of the Reorganization shall be the date and time specified in Exhibit A or determined in accordance with Exhibit A.

       Section 1.07. Exchange of Prime Certificates.

       (a) After the Effective Time and subject to Section 1.07(c) below, each Prime Shareholder (except as provided otherwise in Section 1.03(a)(1) above), upon surrender to the Exchange Agent of all Prime Certificates registered to the Prime Shareholder, shall be entitled to receive in exchange therefor a Summit Certificate representing the number of whole shares of Summit Stock such Prime Shareholder becomes entitled to receive pursuant to Section 1.03(a)(2) and the Cash In Lieu Amount, payable by check, such Prime Shareholder may become entitled to receive pursuant to Section 1.03(a)(2). Until so surrendered, outstanding Prime Certificates held by each Prime Shareholder, other than Prime Certificates governed by Section 1.03(a)(1), shall be deemed for all purposes (other than as provided below with respect to unsurrendered Prime Certificates and Summit's right to refuse payment of dividends or other distributions, if any, in respect of Summit Stock) to represent only the right to receive the number of whole shares of Summit Stock and the Cash In Lieu Amount, if any, without interest, determined in accordance with Section 1.03(a)(2). Until so surrendered, Summit may, at its option, refuse to pay to the holders of the unsurrendered Prime Certificates dividends or other distributions, if any, on Summit Stock declared after the Effective Time; provided, however, that upon the surrender and exchange of Prime Certificates following a dividend or other distribution on Summit Stock there shall be paid to such Prime Shareholders the amount, without interest, of dividends and other distributions, if any, which became payable prior to such surrender and exchange but which were not paid.

       (b) Holders of Prime Certificates as of the Effective Time shall cease to be, and shall have no further rights as, shareholders of Prime.

       (c) As promptly as practicable, but in no event more than 10 days, after the Exchange Agent receives an accurate and complete list of all holders of record of outstanding Prime Stock as of the Effective Time ("Prime Shareholders") (including the address and social security number of and the number of shares of Prime Stock held by each Prime Shareholder) from Prime ("Final Shareholder List"), Summit shall cause the Exchange Agent to send to each Prime Shareholder instructions and transmittal materials for use in surrendering and exchanging Prime Certificates for the Reorganization Consideration. Summit shall consult with Prime with respect to the form and content of the transmittal instructions and materials and incorporate reasonable suggestions. If Prime Certificates are properly presented to the Exchange Agent (with proper presentation including satisfaction of all requirements of the letter of transmittal), Summit shall as soon as practicable, but in no event more than 10 days, after the later to occur of such presentment or the receipt by the Exchange Agent of an accurate and complete Final Shareholder List from Prime cause the Exchange Agent to cancel and exchange Prime Certificates for Summit Certificates and Cash In Lieu Amounts, if any; provided, however, that if the Exchange Agent, in order to satisfy its obligations under the Code with respect to the reporting of dividend income to former shareholders of Prime, must suspend the exchange process provided for in the second sentence of this
Section 1.07(c) in order to preserve and report the required reporting information, the 10-day exchange requirement shall be extended 5 business days for exchanges being processed by the Exchange Agent at the commencement of, or which are received during, the period of the suspension.

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       (d) At and after the Effective Time there shall be no transfers on the stock transfer books of Prime of the shares of Prime Stock which were outstanding immediately prior to the Effective Time.

       Section 1.08. Restated Certificate of Incorporation and By-Laws. In the event that pursuant to the Reorganization Election Summit elects the Reorganization method provided for at Section 1.01(a)(1): the Restated Certificate of Incorporation of Summit in effect immediately prior to the Effective Time shall be the Restated Certificate of Incorporation of the corporation surviving the Reorganization ("Surviving Corporation"), except as duly amended thereafter and except to the extent such is deemed by law to be affected by the NJ Certificate; and the By-Laws of Summit in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, except as duly amended thereafter. In the event that pursuant to the Reorganization Election Summit elects the Reorganization method provided for at
Section 1.01(a)(2), the certificate or articles of incorporation and by-laws of the Surviving Corporation shall be as set forth in Exhibit A.

       Section 1.09. Board of Directors and Officers. In the event that pursuant to the Reorganization Election Summit elects the Reorganization method provided for at Section 1.01(a)(1): the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Summit at the Effective Time; the officers of the Surviving Corporation shall consist of the officers of Summit at the Effective Time; and such directors and officers shall serve as such for the terms prescribed in the Restated Certificate of Incorporation and By-Laws of Summit, or as otherwise provided by law or until their earlier deaths, resignation or removal. In the event that pursuant to the Reorganization Election Summit elects the Reorganization method provided for at
Section 1.01(a)(2), the members of the Board of Directors and the officers of the Surviving Corporation shall be as set forth in Exhibit A.

       Section 1.10. Prime Stock Options.

       (a) At the Effective Time, each Prime Option (as defined in Section 1.10(b) below) shall be deemed to constitute, and shall automatically be converted on the terms set forth in this Section 1.10 into, options to purchase Summit Stock and a corresponding number of Summit Rights in the event of the prior distribution contemplated by Section 1.03(d) ("Converted Options") and each Converted Option (i) shall immediately vest to the extent the related Prime Option was vested or as provided in the Prime Stock Compensation Plan (as defined at Section 2.01(d)(3) below) under which the related Prime Option was granted and in the stock option agreement by which it was evidenced, and (ii) shall be administered in all material respects in accordance with the terms and conditions provided for in the Prime Stock Compensation Plan under which the related Prime Option was granted and in the stock option agreement by which it was evidenced. The number of shares of Summit Stock which may be purchased upon exercise of a particular Converted Option shall be the number of shares of Prime Stock which would have been issuable upon exercise in full of the related Prime Option multiplied by the Exchange Ratio and rounded down to the nearest whole number ("Converted Number"). The exercise price per share of Summit Stock purchasable upon exercise of a Converted Option shall equal the aggregate exercise price that would have been payable upon an exercise in full of the related Prime Option divided by the Converted Number and rounded up to the nearest ten-thousandth of a dollar. In the event a Capital Change shall occur prior to the Effective Time, an appropriate adjustment shall be made to the terms of the Prime Options at the time of the foregoing conversion so that Converted Options give effect to the Capital Change. Within 45 days after the receipt by Summit of an accurate and complete list of all holders of Prime Options, all information about the Prime Options and the holders thereof (including the address and social security number of each such holder and a description of the Prime Options held by such holder specifying, at a minimum, the plan under which issued, type (incentive or nonqualified), grant date, expiration date, exercise price and the number of shares of Prime Stock subject thereto) and copies of each form of option agreement, warrant agreement or letter agreement entered into between Prime and a holder of a Prime Option (all of the foregoing being collectively referred to as the "Final Option List and Materials"), Summit shall issue to the holders of such Prime Options appropriate instruments confirming the rights of such holders with respect to Summit Stock, on the terms and conditions provided by this Section 1.10, upon surrender of the outstanding instruments representing such Prime Options; provided, however, that Summit shall not be obligated to issue any such confirming instruments which relate to the issuance of Summit Stock, or issue any shares of Summit Stock, until such time as the shares of Summit Stock issuable upon exercise of Converted Options shall have been registered with the Securities and Exchange Commission (the "SEC") pursuant to an effective registration statement and authorized for listing on the NYSE and for sale by any appropriate state securities regulators, which such registrations and authorizations Summit shall use its best efforts to effect within 45 days after Prime shall have delivered to Summit the Final Option List and Materials, and Summit knows of no reason why it will not be able to do so. Summit shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Converted Options remain outstanding. Summit shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Summit Stock for delivery upon exercise of Converted Options. Notwithstanding anything in the foregoing to the contrary, Prime Options intended to qualify as "incentive stock options" under the Code shall be converted into Converted Options in a manner consistent with the preservation of such qualification under the Code.

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       (b) For purposes of this Section 1.10, "Prime Option" is hereby defined to mean an option relating to the purchase of Prime Stock, and any rights appurtenant thereto including Equity Based Rights (as defined at Section 2.01(d)(2) below), granted under a Prime Stock Compensation Plan (as defined at
Section 2.01(d)(3) below), outstanding both on the date hereof and at the Effective Time.

       Section 1.11. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Prime acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Reorganization or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Prime or otherwise, all such deeds, bills of sale, assignments and assurances and to take, in the name and on behalf of Prime, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

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       Section 1.12. Unclaimed Reorganization Consideration. If, upon the expiration of one year following the Effective Time, Reorganization Consideration remains with the Exchange Agent due to the failure of Prime Shareholders to surrender and exchange Prime Certificates for Reorganization Consideration, Summit may, at its election, continue to retain the Exchange Agent for purposes of the surrender and exchange of Prime Certificates or take possession of such unclaimed Reorganization Consideration, in which such latter case, Prime Shareholders who have theretofore failed to surrender and exchange Prime Certificates shall thereafter look only to Summit for payment of the Reorganization Consideration and the unpaid dividends and distributions on Summit Stock declared after the Effective Time, without any interest thereon. Notwithstanding the foregoing, none of Summit, Prime, the Exchange Agent or any other person shall be liable to any former holder of shares of Prime Stock for any property properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

       Section 1.13. Lost Prime Certificates. In the event any Prime Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Prime Certificate to be lost, stolen or destroyed and the posting by such person of a personal, nonsurety bond in such amount as Summit may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Prime Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Prime Certificate the Reorganization Consideration deliverable in respect thereof pursuant to this Agreement.


                                   ARTICLE II.
                     REPRESENTATIONS AND WARRANTIES OF PRIME

       Prime represents and warrants to Summit as follows (where an item required to be disclosed on a Prime Schedule is required to be disclosed on one or more additional Prime Schedules, or where a copy of an item required to be attached to a Prime Schedule is required to be attached to one or more additional Prime Schedules, such disclosure or copy need not be provided on more than one Prime Schedule provided the Prime Schedules with respect to which the disclosure or copy is required but not provided contain a cross reference to the location of the required disclosure or copy in the Prime Schedules which is clear and unambiguous):

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       Section 2.01. Organization, Capital Stock.

       (a) Each of Prime and its nonbank subsidiaries, including the nonbank subsidiaries of Bank (as defined in Section 2.01(e) (the term "subsidiary", as used in this Agreement, shall mean any corporation or other organization of which 10% or more of the shares or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other group performing similar functions with respect to such corporation or other organization is directly or indirectly owned by Prime or a "subsidiary" of Prime; the term "indirect" ownership means ownership through a succession of one or more other subsidiaries), all of which are listed, together with their respective states of incorporation and direct and indirect beneficial owners, on Prime Schedule 2.01(a), is a corporation duly organized, validly subsisting and in good standing under the laws of the state of its incorporation, qualified to transact business under the laws of all jurisdictions where it does business except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on (i) the business, results of operations, assets or financial condition of Prime and its subsidiaries on a consolidated basis, or (ii) the ability of Prime to perform its obligations under, and to consummate the transactions contemplated by, this Agreement ("Prime Material Adverse Effect"). However, a Prime Material Adverse Effect or Prime Material Adverse Change (as defined at Section 2.03 below) will not include a change resulting from a change in law, rule, regulation, generally accepted or regulatory accounting principle or other matter affecting banking institutions or their holding Companies generally or from charges or expenses incident to the Reorganization. Each of Prime and its nonbank subsidiaries has all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease its properties and assets, to occupy its premises and to engage in its business and activities as presently engaged in, and each has complied in all material respects with all applicable laws, regulations and orders.

       (b) Prime is registered as a Bank holding Company under the Bank Holding Company Act of 1956, as amended ("BHCA").

       (c) Prime or one of its subsidiaries is the holder and beneficial owner of all of the outstanding capital stock of all of Prime's direct and indirect nonbank subsidiaries.

       (d) (1) The authorized capital stock of Prime consists of 13,000,000 shares of Common Stock, par value $1.00 per share, of which 10,984,833 shares are issued and outstanding as of the date hereof, and 2,000,000 shares of Preferred Stock, par value $1.00 per share, of which no shares are issued or outstanding. All issued and outstanding shares of the capital stock of Prime and of each of its nonbank subsidiaries have been fully paid, were duly authorized and validly issued, are nonassessable and have been issued pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") or to the best of Prime's knowledge an appropriate exemption from registration under the Securities Act and were not issued in violation of the preemptive rights of any shareholder.

              (2) Except as set forth in Section 2.01(d)(1), all Equity Securities (as defined at Section 2.01(d)(4) below) of Prime and its nonbank subsidiaries outstanding, in existence, the subject of an agreement or reserved for issuance ("Current Equity Securities"), and all rights or entitlements appurtenant to, based upon, derived from or valued based on the performance or value of Equity Securities of Prime outstanding, in existence, the subject of an agreement or reserved for issuance ("Equity Based Rights") are listed on Prime
Schedule 2.01(d)(2) and all significant information relating to such Current Equity Securities (other than Common Stock) and Equity Based Rights is listed on Prime Schedule 2.01(d)(2) including without limitation, where applicable, name of holder, address and relationship to Prime if not an employee of Prime or a subsidiary, date of grant, award or issuance, expiration dates, vesting dates, the Prime Stock Plan (as defined in Section 2.01(d)(3) below) under which granted, awarded or issued, any intended qualification or nonqualification or other status under the Code, those Current Equity Securities or Equity Based Rights granted in tandem with other Current Equity Securities or Equity Based Rights, exercise price, number of shares, valuation formula and performance goals. All Current Equity Securities have been (to the extent such is capital stock or similar equity interest) fully paid, were duly authorized and validly issued, are (to the extent such is capital stock or similar equity interest) nonassessable and have been issued pursuant to an effective registration statement under the Securities Act or to the best of Prime's knowledge an appropriate exemption from registration under the Securities Act and were not issued in violation of the preemptive rights of any shareholder.

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              (3) All agreements, contracts, plans and arrangements, whether oral or written or formal or informal, pursuant to which Current Equity Securities or Equity Based Rights were granted, awarded or issued or which provide for the granting, awarding or issuance of Equity Securities or Equity Based Rights or are relevant in any fashion to Current Equity Securities or Equity Based Rights ("Prime Stock Plan") are listed in Prime Schedule 2.01(d)(3). All Prime Stock Plans constituting a compensatory contract, plan or arrangement ("Prime Stock Compensation Plan"), including all amendments thereto, are separately identified on Prime Schedule 2.01(d)(3) and except as disclosed thereon have been duly approved by the shareholders of Prime and such approvals have been obtained in compliance with all applicable laws and with all applicable regulations of governmental or self-regulatory authorities.

              (4) "Equity Securities" of an issuer means (i) the capital stock or other equity securities or equity interests of such issuer, (ii) options, warrants, scrip, interests in, rights (including preemptive rights) to subscribe to, purchase or acquire, calls on or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, capital stock or other equity securities or equity interests or any security or right convertible into or exchangeable for the capital stock or other equity security or equity interests of such issuer, and (iii) contracts, commitments, obligations, agreements, understandings or arrangements entitling anyone to acquire from the issuer, or by which such issuer is or may become bound to issue, capital stock or other equity security or equity interest or any security or right convertible into or exchangeable for the capital stock or other equity security or equity interest of such issuer.

       (e) Prime owns no Bank subsidiary other than the Prime Bank ("Bank"). ("Bank" is hereby defined to include commercial Banks, savings Banks, private Banks, trust Companies, savings and loan associations, building and loan associations and similar institutions receiving deposits and making loans). Bank is a Bank duly organized, validly subsisting, and in good standing under the laws of the jurisdiction of its organization and is qualified to transact business under the laws of all jurisdictions where the failure to be so qualified would be likely to have a Prime Material Adverse Effect. Bank is duly authorized to conduct all activities and exercise all powers of a commercial Bank contemplated by the laws of its jurisdiction of organization. Bank is an insured Bank as defined in the Federal Deposit Insurance Act, and has all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease its properties and assets, to occupy its premises, and to engage in its business and activities as presently engaged in, and has complied in all material respects with all applicable laws, regulations and orders.

       (f) The authorized and outstanding capital stock of Bank is as set forth on Prime Schedule 2.01(f). Prime is the holder and beneficial owner of all of the issued and outstanding Equity Securities of Bank. All issued and outstanding shares of the capital stock of Bank have been fully paid, were duly authorized and validly issued, are non-assessable, and were not issued in violation of the preemptive rights of any shareholder. All Equity Securities of Bank outstanding, in existence, the subject of an agreement or reserved for issuance are described in all material respects on Prime Schedule 2.01(f).

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       (g) All Equity Securities of its direct and indirect subsidiaries beneficially owned by Prime or a subsidiary of Prime are held free and clear of any claims, liens, encumbrances or security interests.

       Section 2.02. Financial Statements. The financial statements (and related notes and schedules thereto) contained in or incorporated by reference into Prime's (a) annual report to shareholders for the fiscal year ended December 31, 1997, (b) annual report on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act") for the fiscal year ended December 31, 1997 and (c) quarterly reports on Form 10-Q filed pursuant to the Exchange Act for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and the financial statements (and related notes and schedules thereto) contained in Prime's draft annual report to shareholders for the fiscal year ended December 31, 1998 attached hereto as Prime Schedule 2.02 (all of the foregoing financial statements being collectively referred to as the "Prime Financial Statements") are true and correct in all material respects as of their respective dates and each fairly presents in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in accordance with generally accepted accounting principles, the consolidated statements of condition, income, changes in stockholders' equity and cash flows of Prime and its subsidiaries at its respective date and for the period to which it relates, except as may otherwise be described therein and except that, in the case of unaudited statements, no consolidated statements of changes in stockholders' equity are included. The Prime Financial Statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders the Prime Financial Statements, in light of the circumstances under which they were made, misleading in any respect.

       Section 2.03. No Conflicts. Except as set forth on Prime Schedule 2.03, Prime and each of its subsidiaries is not in violation or breach of or default under, and has received no notice of violation, breach, revocation or threatened or contemplated revocation of or default or denial of approval under, nor will the execution, delivery and performance of this Agreement by Prime, or the consummation of the transactions contemplated hereby including the Reorganization by Prime upon the terms provided herein (assuming receipt of the Required Consents, as that term is defined in Section 4.01), violate, conflict with, result in the breach of, constitute a default under, give rise to a claim or right of termination, cancellation, revocation of, or acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the material rights, permits, licenses, assets or properties of Prime or any of its subsidiaries or upon any of the Equity Securities of Prime or any of its subsidiaries, or constitute an event which could, with the lapse of time, action or inaction by Prime or any of its subsidiaries or a third party, or the giving of notice and failure to cure, result in any of the foregoing, under any of the terms, conditions or provisions, as the case may be, of:

       (i) the certificate or articles of incorporation or articles of association, as appropriate, or by-laws of Prime or any of its subsidiaries;

       (ii) any applicable law, statute, rule, ruling, determination, ordinance or regulation of or agreement with any governmental or regulatory authority;

       (iii) any judgment, order, writ, award, injunction or decree of any court or other governmental authority; or

       (iv) any material note, bond, mortgage, indenture, lease, policy of insurance or indemnity, license, contract, agreement or other instrument;

to which Prime or any of its subsidiaries is a party or by which Prime or any of its subsidiaries or any of their assets or properties are bound or committed, the consequences of which individually or in the aggregate would result in a material adverse change in the business, results of operations, assets or financial condition of Prime and its subsidiaries, on a consolidated basis, from that reflected in the Prime Financial Statements as of and for the year ended December 31, 1998 ("Prime Material Adverse Change"), or enable any person to enjoin the transactions contemplated hereby.

       Section 2.04. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 2.04, Prime and its subsidiaries have no liabilities, whether contingent or absolute, direct or indirect, matured or unmatured (including but not limited to liabilities for federal, state and local taxes, penalties, assessments, lawsuits or claims against Prime or any of its subsidiaries), and no loss contingency (as defined in Statement of Financial Accounting Standards No. 5), other than (a) those reflected in the Prime Financial Statements or disclosed in the notes thereto, (b) commitments made by Prime or any of its subsidiaries in the ordinary course of its business, and (c) liabilities arising in the ordinary course of its business since December 31, 1998, which are not in the aggregate material to Prime and its subsidiaries, on a consolidated basis. Other than as may be set forth on Prime Schedule 2.04, neither Prime nor any of its subsidiaries has, since December 31, 1998, become obligated on any debt due in more than one year from the date of this Agreement in excess of $100,000, other than intra-corporate debt and deposits received, repurchase agreements and borrowings from the Federal Home Loan Bank of Pittsburgh entered into in the ordinary course of business.

       Section 2.05. Absence of Litigation; Agreements with Bank Regulators. There is no outstanding order, injunction or decree of any court or governmental or self-regulatory body against or affecting Prime or any of its subsidiaries which materially and adversely affects Prime and its subsidiaries, on a consolidated basis, and there are no actions, arbitrations, claims, charges, suits, investigations or proceedings (formal or informal) material to Prime and its subsidiaries, on a consolidated basis, pending or, to the best of Prime's knowledge, threatened, against or involving Prime or any of its subsidiaries or their officers or directors (in their capacity as such) in law or equity or before any court, panel or governmental agency, except as may be disclosed in the Forms 10-K and 10-Q of Prime referred to in Section 2.02 or set forth in Prime Schedule 2.05. Except as set forth on Prime Schedule 2.05, neither Prime nor any subsidiary of Prime is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter to, or has submitted a board of directors resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its business, or in any manner relates to material statutory or regulatory noncompliance discovered in any regulatory examinations, its capital adequacy, its credit or reserve policies or its management. Except as set forth on Prime Schedule 2.05, neither Prime nor any subsidiary of Prime has been advised by any governmental or regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any of the foregoing. Neither Prime nor any subsidiary of Prime has failed to resolve to the satisfaction of the applicable regulatory agency any significant deficiencies cited by any such agency in its most recently completed examination of each aspect of Prime's or a Prime subsidiary's business nor has Prime or any subsidiary of Prime been advised of any significant deficiencies by any such agency in connection with any current examination of either Prime or a subsidiary of Prime by any such agency.

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       Section 2.06. Brokers' Fees. Prime has entered into this Agreement with
Summit as a result of direct negotiations without the assistance or efforts of any finder, broker, financial advisor or investment banker, other than Fox-Pitt, Kelton Inc. ("Fox-Pitt"). Prime Schedule 2.06 consists of true and complete copies of all agreements between Prime and Fox-Pitt with respect to the transactions contemplated by this Agreement or similar transactions.

       Section 2.07. Regulatory Filings. All filings made by Prime and its subsidiaries after December 31, 1995 with the SEC and the appropriate Bank regulatory authorities did not at the time of filing contain any untrue statement of a material fact and did not omit to state any material fact required to be stated herein or therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. To the extent such filings were subject to the Securities Act or Exchange Act, such filings complied in all material respects with the Securities Act or Exchange Act, as appropriate, and all applicable rules and regulations thereunder of the SEC or the Federal Bank regulatory agency having securities regulatory jurisdiction, as appropriate. Each of the financial statements (including related notes and schedules thereto) contained in or incorporated by reference into such filings are true and correct in all material respects as of their respective dates and each fairly presents (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in accordance with generally accepted accounting principles, the consolidated statements of condition, income, changes in stockholders' equity and cash flows of Prime and its subsidiaries at its respective date or for the period to which it relates, except as may otherwise be described therein and except that, in the case of unaudited statements, no consolidated statements of changes in stockholders' equity are included. Except as set forth on Prime
Schedule 2.07, Prime and its subsidiaries have since December 31, 1995, to the extent legally required, timely made all filings required by the Securities Act and the Exchange Act, Federal and state banking laws and regulations and the rules and regulations of the NASD and any other self-regulatory organization, and have paid all fees and assessments due and payable in connection therewith.

       Section 2.08. Corporate Action. Assuming due execution and delivery by Summit, and subject to the requisite approval by the shareholders of Prime of this Agreement, the Reorganization and the other transactions contemplated hereby in accordance with Prime's Articles of Incorporation and the Pennsylvania Law at a meeting of such holders to be duly called and held, Prime has the corporate power and is duly authorized by all necessary corporate action to execute, deliver and perform this Agreement. The Board of Directors of Prime has taken all action required by law, its Articles of Incorporation, its By-Laws or otherwise (i) to authorize the execution and delivery of this Agreement and (ii) for shareholders of Prime to approve this Agreement and the transactions contemplated hereby including the Reorganization by a simple majority of the shares entitled to vote at the meeting held in accordance with Section 4.03. Assuming due execution and delivery by and the enforceability against Summit of this Agreement, this Agreement is a valid and binding agreement of Prime enforceable in accordance with its terms except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws of general applicability presently or hereafter in effect affecting the enforcement of creditors' rights generally or institutions the deposits of which are insured by the Federal Deposit Insurance Corporation, or the affiliates of such institutions. The Board of Directors of Prime in authorizing the execution of this Agreement has determined to recommend to the shareholders of Prime the approval of this Agreement, the Reorganization and the other transactions contemplated hereby.

       Section 2.09. Absence of Changes. There has not been, since December 31, 1998, any Prime Material Adverse Change except as may be set forth in Prime
Schedule 2.09. Except as may be set forth in Prime Schedule 2.09, neither Prime nor any of its subsidiaries has since December 31, 1998: (a) (i) declared, set aside or paid any dividend or other distribution in respect of its Equity Securities, other than dividends from subsidiaries to Prime or other subsidiaries of Prime, and an ordinary cash dividend to Prime shareholders of $0.11 per share or less per fiscal quarter, or, (ii) directly or indirectly purchased, redeemed or otherwise acquired any shares of any Equity Securities;
(b) incurred current liabilities since that date other than in the ordinary course of business; (c) sold, exchanged or otherwise disposed of any of their assets except in the ordinary course of business; (d) made any officers' salary increase or wage increase not consistent with past practices, entered into any employment, consulting, severance or change of control contract with any present or former director, officer or salaried employee, or instituted any employee or director welfare, bonus, stock option, profit-sharing, retirement, severance or other benefit plan or arrangement or modified any of the foregoing so as to increase its obligations thereunder in any material respect; (e) suffered any taking by condemnation or eminent domain or other damage, destruction or loss in excess of $75,000, whether or not covered by insurance, adversely affecting its business, property or assets, or waived any rights of value in excess of $75,000; (f) entered into transactions other than in the ordinary course of business which in the aggregate exceeded $150,000; or (g) acquired assets or capital stock of another Company of whatsoever amount, except in a fiduciary capacity or in the course of securing or collecting loans or leases.

       Section 2.10. Allowance for Credit Losses. At December 31, 1998 and thereafter the allowances for credit losses of Prime and its subsidiaries were and are adequate in all material respects to provide for all losses on loans and leases outstanding and, to the best of Prime's knowledge, the loan and lease portfolios of Prime in excess of such allowances are collectible in the ordinary course of business. Prime Schedule 2.10 constitutes a list of all loans and leases made by Prime or any of its subsidiaries that have been "classified" as to quality by any internal or external auditor, accountant or examiner, and such list is accurate and complete in all material respects.

       Section 2.11. Taxes and Tax Returns. Subject to the exceptions set forth on Prime Schedule 2.11:

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

Neither Prime nor any of its subsidiaries has at any time filed a consent pursuant to Section 341(f) of the Code or consented to have the provisions of
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Prime or any of its subsidiaries. None of the property being acquired by Summit or its subsidiaries in the Reorganization is property which Summit or its subsidiaries will be required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code. All amounts required to be withheld have been withheld from employees by Prime and each of its subsidiaries for all periods in compliance with the tax, social security, unemployment and other applicable withholding provisions of applicable federal, state and local law. All federal, state and local returns (as defined below) required to be filed have been timely filed by Prime and each of its subsidiaries for all periods for which returns were due, including with respect to employee income tax withholding, social security, unemployment and other applicable taxes (as defined below), are accurate, and the amounts shown thereon to be due and payable, as well as any interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to Prime or any of its subsidiaries, have been paid in full or adequate provision therefor has been included on the books of Prime or its appropriate subsidiary. Neither Prime nor any of its subsidiaries is required to file tax returns with any state other than the Commonwealth of Pennsylvania. Provision has been made on the books of Prime or its appropriate subsidiary for all unpaid taxes, whether or not disputed, that may become due and payable by Prime or any of its subsidiaries in future periods in respect of transactions, sales or services occurring or performed prior to the date of this Agreement. The Internal Revenue Service ("IRS") has never audited the consolidated federal income tax returns of Prime and the Commonwealth of Pennsylvania has never audited the Pennsylvania income tax returns of Prime and its subsidiaries. Neither Prime nor any of its subsidiaries is subject to an audit or review of its tax returns by any state other than the Commonwealth of Pennsylvania or the State of Delaware. Neither Prime nor any of its subsidiaries is currently a party to any tax sharing or similar agreement with any third party. There are no material matters, claims, assessments, examinations, notices of deficiency, demands for taxes, refund litigation, proceedings, audits or proposed deficiencies pending or, to the best of Prime's knowledge, threatened against Prime or any of its subsidiaries, including a claim or assessment by any authority in a jurisdiction where Prime or any of its subsidiaries do not file tax returns and Prime or any such subsidiary is subject to taxation, and there have been no waivers of statutes of limitations or agreements related to assessments or collection in respect of any federal, state or local taxes. Neither Prime nor any of its subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by Prime or any of its subsidiaries, and neither Prime nor any of its subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method. Prime and its subsidiaries have complied in all material respects with all requirements relating to information reporting, including tax identification number reporting, and withholding (including back-up withholding) and other requirements relating to the reporting of interest, dividends and other reportable payments under the Code and state and local tax laws and the regulations promulgated thereunder and other requirements relating to reporting under federal law including record keeping and reporting on monetary instruments transactions.

       For purposes of this Agreement, "taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local, or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto; and "return" shall mean any return, report, information return or other documents (including any related or supporting information) with respect to taxes.

       Section 2.12. Properties. Except as set forth in Prime Schedule 2.12, Prime has, directly or through its subsidiaries, good and marketable title to all of its properties and assets, tangible and intangible, including those reflected in the Prime Financial Statements (except individual properties and assets disposed of since December 31, 1998 in the ordinary course of business), which properties and assets are not subject to any mortgage, pledge, lien, charge or encumbrance other than as reflected in the Prime Financial Statements or which in the aggregate do not materially adversely affect or impair the operation of Prime and its subsidiaries on a consolidated basis. Prime and each of its subsidiaries enjoys peaceful and undisturbed possession under all material leases under which it is the lessee, where the failure to enjoy such peaceful and undisturbed possession would be likely to have a Prime Material Adverse Effect, and none of such leases contains any unusual or burdensome provision which would be likely to materially and adversely affect or impair the operations of Prime and its subsidiaries, on a consolidated basis.

       Section 2.13. Condition of Properties; Insurance. All real and tangible personal properties owned or leased by Prime or any of its subsidiaries are in a good state of maintenance and repair, are in good operating condition, subject to normal wear and tear, conform (as to owned properties only) in all material respects to all applicable ordinances, regulations and zoning laws, and are adequate for the business conducted by Prime or such subsidiary subject to exceptions which are not, in the aggregate, material to Prime and its subsidiaries, on a consolidated basis. Prime and each of its subsidiaries maintains insurance (with Companies which, to the best of Prime's knowledge, are approved by all appropriate state insurance regulators to sell such insurance where purchased by Prime) against loss relating to such properties and to the best of Prime's knowledge such other risks as Companies engaged in similar business located in Pennsylvania, would, in accordance with good business practice, be customarily insured in amounts which are customary, usual and prudent for corporations or Banks, as the case may be, of their size. Such policies are in full force and effect and are carried in an amount and form and are otherwise adequate to protect Prime and each of its subsidiaries from any adverse loss resulting from risks and liabilities reasonably foreseeable at the date hereof, and are disclosed on Prime Schedule 2.13. All material claims thereunder have been filed in a due and timely fashion. Since December 31, 1994, neither Prime nor any of its subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request) nor has Prime or any subsidiary received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all insureds.

       Section 2.14. Contracts.

       (a) Except as set forth in Prime Schedule 2.14(a), neither Prime nor any of its subsidiaries is a party to and neither they nor any of their assets are bound by any written or oral lease or license with respect to any property, real or personal, as tenant or licensee involving an annual consideration in excess of $75,000.

       (b) Except as set forth in, and, in Prime Schedule 2.03 or Prime Schedule 2.14(b), neither Prime nor any of its subsidiaries is a party to and neither they nor any of their assets are bound by any written or oral: (i) employment or severance contract (including, without limitation, any Prime bargaining contract or union agreement) or other agreement with any director or any officer or other employee of Prime or any subsidiary, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Prime or any of its subsidiaries of the nature contemplated by this Agreement which is not terminable without penalty by Prime or a subsidiary, as appropriate, on 60 days or less notice; (ii) contract or commitment for capital expenditures in excess of $75,000 for any one project or in excess of $150,000 in the aggregate for all projects; (iii) contract or commitment whether for the purchase of materials or supplies or for the performance of services involving consideration in excess of $75,000 (including advertising and consulting agreements, data processing agreements, and retainer agreements with attorneys, accountants, actuaries, or other professionals); (iv) contract or option to purchase or sell any real or personal property, other than to sell OREO property, involving consideration in excess of $75,000; (v) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan, or any other non-qualified compensation plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) agreement containing covenants that limit the ability of Prime or any of its subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which or method by which Prime (including any successor thereof) or any of its subsidiaries may carry on its business (other than as may be required by law or any regulatory agency), (vii) agreement which by its terms limits the payment of dividends by Prime or any of its subsidiaries, (viii) contract (other than this Agreement) limiting the freedom of Prime or its subsidiaries to engage in any type of banking or Bank-related business permissible under law; (ix) contract, plan or arrangement which provides for payments of benefits payable to any participant therein or party thereto, and which might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code or (x) any other contract material to the business of Prime and its subsidiaries, on a consolidated basis, and not made in the ordinary course of business.

       (c) Neither Prime nor any of its subsidiaries is a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking which, in the reasonable opinion of management of Prime, is materially adverse, onerous, or harmful to any aspect of the business of Prime and its subsidiaries, on a consolidated basis.

       Section 2.15. Pension and Benefit Plans.

       (a) Neither Prime nor any of its subsidiaries maintains an employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or has made any contributions to any such employee pension benefit plan maintained after December 31, 1995, except employee pension benefit plans listed in Prime
Schedule 2.15(a) (individually a "Prime Pension Plan" and collectively the "Prime Pension Plans"). In its present form each Prime Pension Plan complies in all material respects with all applicable requirements under ERISA and the Code. Each Prime Pension Plan and the trust created thereunder which is intended to be qualified and exempt under Sections 401(a) and 501(a) of the Code is so qualified and exempt, and Prime or the subsidiary whose employees are covered by such Prime Pension Plan has received from the IRS a determination letter to that effect and such determination letter may still be relied on. No event has occurred and there has been no omission or failure to act which would adversely affect such qualification or exemption. Each Prime Pension Plan has been administered and communicated to the participants and beneficiaries in all material respects in accordance with its terms and ERISA. No employee or agent of Prime or any subsidiary whose employees are covered by a Prime Pension Plan has engaged in any action or failed to act in such manner that, as a result of such action or failure, (i) the IRS could revoke, or refuse to issue (as the case may be), a favorable determination as to such Prime Pension Plan's qualification and the associated trust's exemption or impose any liability or penalty under the Code, or (ii) a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under such Prime Pension Plan or has been misled as to his or her rights under such Prime Pension Plan. No Prime Pension Plan is subject to Section 412 of the Code or Title IV of ERISA. Except as set forth on Prime Schedule 2.15(c), no person has engaged in any prohibited transaction involving any Prime Pension Plan or associated trust within the meaning of Section 406 of ERISA or Section 4975 of the Code. There are no pending or threatened claims (other than routine claims for benefits) against the Prime Pension Plans or any fiduciary thereof which would subject Prime or any of its subsidiaries to a material liability. All reports, filings, returns and disclosures and other communications which have been required to be made to the participants and beneficiaries, other employees, the Pension Benefit Guaranty Corporation ("PBGC"), the SEC, the IRS, the U.S. Department of Labor or any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation have been made in a timely manner and all such reports, communications, filings, returns and disclosures were true and correct in all material respects. No liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. "ERISA Affiliate" where used in this Agreement means any trade or business (whether or not incorporated) which is a member of a group of which Prime is a member and which is under common control within the meaning of Section 414 of the Code. Neither Prime nor any of its subsidiaries has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code. Except as set forth in Prime Schedule 2.15(a), there are no unfunded benefit or pension plans or arrangements, or any individual agreements whether qualified or not, to which Prime or any of its subsidiaries or ERISA Affiliates has any obligation to contribute and the present value of all benefits vested and all benefits accrued under each Prime Pension Plan which is subject to Title IV of ERISA did not, in each case, as of the last applicable annual valuation date, exceed the value of the assets of the Prime Pension Plan allocable to such vested or accrued benefits. No Prime Pension Plan or any trust created thereunder has been terminated, nor has there been any "reportable events" with respect to any Prime Pension Plan, as that term is defined in
Section 4043 of ERISA since December 31, 1992. No Prime Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA (whether or not waived). No Prime Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. There has been no change in control of any Prime Pension Plan.

       (b) All bonus, deferred compensation, profit-sharing, retirement, pension, stock option, stock award and stock purchase plans and all other employee benefit, health and welfare plans, arrangements or agreements, including without limitation the Prime Stock Compensation Plans and medical, major medical, disability, life insurance or dental plans covering employees generally, other than the Prime Pension Plans, maintained by Prime or any of its subsidiaries with an annual cost in excess of $75,000 (collectively "Prime Benefit Plans") are listed in Prime Schedule 2.15(b) (unless already listed in Prime Schedule 2.15(a) or Prime Schedule 2.01(d)(3)) and comply in all material respects with all applicable requirements imposed by the Securities Act, the Exchange Act, ERISA, the Code, and all applicable rules and regulations thereunder. The Prime Benefit Plans have been administered and communicated to the participants and beneficiaries in all material respects in accordance with their terms and ERISA, as applicable, and no employee or agent of Prime or any of its subsidiaries has engaged in any action or failed to act in such manner that, as a result of such action or failure: (i) the IRS could revoke, or refuse to issue, a favorable determination as to a Prime Benefit Plan's qualification and any associated trust's exemption or impose any liability or penalty under the Code; or (ii) a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under the Prime Benefit Plans or has been misled as to their rights under the Prime Benefit Plans. There are no pending or threatened claims (other than routine claims for benefits) against the Prime Benefit Plans which would subject Prime or any of its subsidiaries to liability. Any trust which is intended to be tax-exempt has received a determination letter from the IRS to that effect and no event has occurred which would adversely affect such exemption. All reports, filings, returns and disclosures required to be made to the participants and beneficiaries, other employees of Prime or any of its subsidiaries, the PBGC, the SEC, the IRS, the U.S. Department of Labor and any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation, if any, have been made in a timely manner and all such reports, filings, returns and disclosures were true and correct in all material respects. No material liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements.

       (c) There is no pending or, to the best of Prime's knowledge, threatened litigation, administrative action or proceeding relating to any Prime Benefit Plan or Prime Pension Plan. There has been no announcement or commitment by Prime or any subsidiary of Prime to create an additional Prime Benefit Plan or Prime Pension Plan, or to amend a Prime Benefit Plan or Prime Pension Plan, except for amendments required by applicable law, which may materially increase the cost of such Prime Benefit Plan or Prime Pension Plan and, except for any plans or amendments expressly described on Prime Schedule 2.01(d)(3), Prime
Schedule 2.15(a) or Prime Schedule 2.15(b), Prime and its subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Prime Benefit Plan (exclusive of any coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") that cannot be amended or terminated upon more than sixty (60) days' notice without incurring any liability thereunder. Disclosed on Prime Schedule 2.15(c) with respect to each Prime Benefit Plan and Prime Pension Plan, to the extent applicable, is (A) the most recent annual report on the applicable form of the Form 5500 series filed with the IRS with all the attachments filed, (B) such Prime Benefit Plan or Prime Pension Plan, including all amendments thereto, (C) each trust agreement and insurance contract relating to such plan, including amendments thereto, (D) the most recent summary plan description for such plan, including amendments thereto, if the plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such plan is a pension plan and (F) the most recent determination letter issued by the IRS if such plan is qualified under
Section 401(a) of the Code.

       Section 2.16. Fidelity Bonds. Since December 31, 1995, Prime and each of its subsidiaries has continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of its size and business. All material claims thereunder have been filed in a timely fashion. Since December 31, 1992, there has been no individual claim under such bonds in excess of $1 million and since December 31, 1995 the aggregate amount of all claims under such bonds has not exceeded the policy limits of such bonds (excluding, except in the case of excess coverage, a deductible amount of not more than $100,000), neither Prime nor any of its subsidiaries is aware of any facts which would form the basis of a claim or claims under such bonds aggregating in excess of the applicable deductible amounts under such bonds, the cost of which has not been reserved or expensed in the Prime Financial Statements, and aggregate deductible amounts both incurred and reserved or expensed since December 31, 1995 have not exceeded $1 million. Neither Prime nor any of its subsidiaries has reason to believe that its respective fidelity coverage will not be renewed by its carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Prime's and its subsidiaries' past claim experience.

       Section 2.17. Labor Matters. Hours worked by and payment made to employees of Prime and each of its subsidiaries have not been in violation of the Fair Labor Standards Act or any applicable law dealing with such matters; and all payments due from Prime and each of its subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Prime or its appropriate subsidiary. Prime is in compliance in all material respects with all other laws and regulations relating to the employment of labor, including all such laws and regulations relating to Prime bargaining, discrimination, civil rights, safety and health, plant closing (including the Worker Adjustment Retraining and Notification Act), workers' compensation and the collection and payment of withholding and Social Security and similar taxes. No labor dispute, strike or other work stoppage has occurred and is continuing or is to its knowledge threatened with respect to Prime or any of its subsidiaries. Since December 31, 1994, no employee of Prime or any of its subsidiaries has been terminated, suspended, disciplined or dismissed under circumstances which could constitute a material claim, suit, action, complaint or proceeding likely to result in a material liability. No employees of Prime or any of its subsidiaries are unionized nor has union representation been requested by any group of employees or any other person within the last two years. There are no organizing activities involving Prime pending with, or, to the knowledge of Prime, threatened by, any labor organization or group of employees of Prime.

       Section 2.18. Books and Records. The minute books of Prime and each of its subsidiaries contain complete and accurate records of and fairly reflect all actions taken at all meetings of the shareholders and of the boards of directors and committees thereof and accurately reflect all other corporate action of the shareholders and the boards of directors and each committee thereof. The books and records of Prime and each of its subsidiaries fairly and accurately reflect the transactions to which Prime and each of its subsidiaries is or has been a party or by which their properties are subject or bound, and such books and records have been properly kept and maintained.

       Section 2.19. Concentrations of Credit. No customer or affiliated group (as defined by applicable banking laws and regulations) of customers (a) is owed by Prime or any subsidiary of Prime an aggregate amount equal to more than 10% of the shareholders' equity of Prime or such subsidiary (including deposits, other debts and contingent liabilities) or (b) owes to Prime or any of its subsidiaries an aggregate amount equal to more than 10% of the shareholders' equity of Prime or such subsidiary (including loans and other debts, guarantees of debts of third parties, and other contingent liabilities) other than as set forth in Prime Schedule 2.19.

       Section 2.20. Trademarks and Copyrights. Neither Prime nor any of its subsidiaries has received written notice that the manner in which Prime or any of its subsidiaries conducts its business including its current use of any material trademark, trade name, service mark or copyright violates asserted rights of others in any trademark, trade name, service mark, copyright or other proprietary right.

       Section 2.21. Equity Interests. Neither Prime nor any of its subsidiaries owns, directly or indirectly, except for the equity interests of Prime in Bank and the equity interests disclosed on Prime Schedule 2.01(a) and Prime Schedule 2.21, any equity interest, other than by virtue of a security interest securing an obligation not presently in default, in any Bank, corporation, partnership or other entity, except: (a) in a fiduciary capacity; or (b) an interest valued at less than $35,000 acquired in connection with a foreclosure or debt previously contracted. None of the investments reflected in the consolidated balance sheet of Prime as of December 31, 1998, and none of such investments made by it or any of its subsidiaries since December 31, 1998, is subject to any restriction (contractual or statutory), other than applicable securities laws, that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time, except to the extent any such investments are pledged in the ordinary course of business (including in connection with hedging arrangements or programs or reverse repurchase arrangements) consistent with prudent banking practice to secure obligations of Prime or any of its subsidiaries.

       Section 2.22. Environmental Matters.

       (a) Except as disclosed on Prime Schedule 2.22 or as may be disclosed in the Forms 10-K and 10-Q of Prime referred to in Section 2.02 hereof:

              (1) To Prime's actual knowledge, no Hazardous Substances (as hereinafter defined) have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on (1) any property now owned, occupied, leased or held or managed in a representative or fiduciary capacity ("Present Property") by Prime or any of its subsidiaries, (2) any property previously owned, occupied, leased or held or managed in a representative or fiduciary capacity ("Former Property") by Prime or any of its subsidiaries during the time of such previous ownership, occupancy, lease; holding or management or (3) any Participation Facility (as hereinafter defined) during the time that Prime or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility;

              (2) Neither Prime nor any of its subsidiaries has disposed of, or arranged for the disposal of, Hazardous Substances from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility disposed of, or arranged for the disposal of, Hazardous Substances from a Participation Facility during the time that Prime or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility;
              (3) To Prime's actual knowledge (with Summit waiving any duty of inquiry, if applicable), other than loans to known gasoline service stations and loans to industrial enterprises where the storage of Hazardous Substances occurs in the normal course of business or is generally permitted by applicable laws, no Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any Loan Property (as hereinafter defined), nor is there, with respect to any such Loan Property, any violation of environmental law which could materially adversely affect the value of such Loan Property to an extent which could prevent or delay Prime or any of its subsidiaries from recovering the full value of its loan in the event of a foreclosure on such Loan Property.

       (b) Except as disclosed on Prime Schedule 2.22, neither Prime nor any subsidiary (i) is aware of any investigations contemplated, pending or completed by any environmental regulatory authority with respect to any Present Property, Former Property, Loan Property or Participation Facility, (ii) has received any information requests from any environmental regulatory authority, or (iii) has been named as a potentially responsible or liable party in any Superfund, Resource Conservation and Recovery Act, Toxic Substances Control Act or Clean Water Act proceeding or other equivalent state or federal proceeding.

       (c) As used in this Agreement, (a) "Participation Facility" shall mean any property or facility of which the relevant person or entity (i) has at any time participated in the management or (ii) may be deemed to be or to have been an owner or operator, (b) "Loan Property" shall mean any real property in which the relevant person or entity holds a security interest in an amount greater than $50,000 and (c) "Hazardous Substances" shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants and any related materials or substances specified in any applicable Federal or state law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata) and (ii) friable asbestos, polychlorinated biphenyls, urea formaldehyde, and petroleum and petroleum-containing products and wastes.

       Section 2.23. Accounting, Tax and Regulatory Matters. Neither Prime nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying (A) for pooling-of-interest accounting treatment, or (B) as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any approval referred to in Section 4.01 or the consummation of the transactions contemplated by this Agreement.

       Section 2.24. Interest of Management and Affiliates.

       (a) All loans presently on the books of Prime or any of its subsidiaries to present or former directors or executive officers of Prime or any subsidiary of Prime, or their associates, or any members of their immediate families, have been made in the ordinary course of business and on the same terms and interest rates as those prevailing for comparable transactions with others and do not involve more than the normal risk of repayment or present other unfavorable features.

       (b) Except as set forth and described in Prime Schedule 2.24(b), no present or former officer or director of Prime or any of its subsidiaries or any Associated Person (as defined in Section 2.24(d) below):

              (1) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Prime or any of its subsidiaries except for the normal rights of a shareholder;

              (2) has an agreement, understanding, contract, commitment or pending transaction relating to the purchase, sale or lease of real or personal property, goods, materials, supplies or services, whether or not in the ordinary course of business, with Prime or any of its subsidiaries ("Insider Agreements");

              (3) has received from Prime or any of its subsidiaries any commitment, whether written or oral, to lend any funds to any such person;

              (4) is owed any amounts by Prime or any of its subsidiaries except for deposits taken in the ordinary course of business and amounts due for normal compensation or reimbursement of expenses incurred in furtherance of the business of such person's employer and reimbursable according to a policy of Prime or such subsidiary, as appropriate, as in effect immediately prior to the date hereof ("Insider Indebtedness").

       (c) Except as set forth in Prime Schedule 2.24(c), the consummation of the transactions contemplated hereby will not (either alone, or upon the occurrence of any act or event, the lapse of time, or the giving of notice and failure to cure) result in any payment (severance or other) or provision of a benefit becoming due from Prime or any of its subsidiaries or any successor or assign thereof to any director, officer or employee of Prime or any of its subsidiaries or any successor or assign of such subsidiary, other than payments and benefits due under the contracts and agreements set forth in Prime Schedule 2.14(b).

       (d) "Associated Person" means (i) any holder of 10% of more of the outstanding shares of Prime Stock, (ii) any associate (as "associate" is defined at Rule 14a-1(a) of the SEC) or relative ("relative" for purposes of this
Section 2.24 is defined as any person having a family relationship with the subject person, as family relationship is defined in the Instruction to Paragraph 401(d) of Regulation S-K of the SEC) of a present or former director or executive officer of Prime or any of its subsidiaries, (iii) any entity controlled, directly or indirectly, individually or in the aggregate, by any present or former director or executive officer of Prime or any of its subsidiaries or any relative or associate of any of such persons and (iv) any entity 25% or more or the equity interests of which are owned individually or in the aggregate by any present or former director or executive officer of Prime or any of its subsidiaries or any relative or associate of any of such persons.

       Section 2.25 Registration Obligations. Neither the Prime nor any of its subsidiaries is under any contractual obligation, contingent or otherwise, to register any of its securities under the Securities Act.

       Section 2.26 Corporate Documents. Prime has previously provided Summit with true and complete copies of the articles or certificate of incorporation and by-laws, as amended to date, which are currently in full force and effect, of Prime and of each of its subsidiaries.

       Section 2.27 Community Reinvestment Act Compliance. Prime and its subsidiaries are in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, and received a CRA rating of at least satisfactory as of their last completed examination. As of the date of this Agreement, Prime has not been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Prime or any subsidiary to fail to be in substantial compliance with such provisions.

       Section 2.28 Business of Prime. Since December 31, 1998, Prime has conducted its business only in the ordinary course. For purposes of the foregoing, Prime has not, since December 31, 1998, controlled expenses through
(i) elimination of employee benefits, (ii) deferral of routine maintenance of real property or leased premises, (iii) elimination of reserves where the liability related to such reserve has remained, (iv) reduction of capital improvements from previous levels, (v) failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in the business of Prime, (vi) capitalized loan production expenses other than in accordance with Statement of Financial Accounting Standard No. 91, or
(vii) extraordinary reduction or deferral of ordinary or necessary expenses.

       Section 2.29 Interest Rate Risk Management Instruments.

       (a) Set forth on Prime Schedule 2.29(a) is a list as of the date hereof of all interest rate swaps, caps, floors and option agreements, and other interest rate risk management arrangements to which Prime or any of its subsidiaries is a party or by which any of their properties or assets may be bound.

       (b) All such interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Prime or any of its subsidiaries is a party or by which any of their properties or assets may be bound were entered into the ordinary course of business and, in accordance with prudent banking practice and applicable rules, regulations and policies of regulatory authorities and with counterparties believed, at the time entered into and at the date of this Agreement, to be financially responsible and are legal, valid and binding obligations of Prime or a subsidiary and are in full force and effect. Prime and each of its subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

       Section 2.30. Takeover Laws; Dissenters' Rights. Prime has taken all action required to be taken by it in order to exempt this Agreement, the Option Agreement and the transactions contemplated by each from, and this Agreement, the Option Agreement and the transactions contemplated by each are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "control transaction", business combination" or other antitakeover laws and regulations of the Commonwealth of Pennsylvania, including, without limitation, Chapter 25 of the Pennsylvania Law except Subchapter F, which is applicable.

       Section 2.31. Year 2000 Compliant. To the best knowledge of Prime, all computer software and hardware owned or licensed by Prime or any of its subsidiaries is, or Prime has taken or is taking all required steps to be, Year 2000 compliant, which, for purposes of this Agreement, shall mean that the data outside the range 1900-1999 will be correctly processed in any level of computer hardware or software including, but not limited to, microcode, firmware, applications programs, files and databases. All computer software owned or licensed by Prime is, or Prime has taken steps or is taking steps (including obtaining warranties from the vendors thereof in respect of compliance) to ensure that all computer software will be, designed to be used prior to, during and after the calendar year 2000 AD and such software will operate during each such time period, without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century.


                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SUMMIT

       Summit represents and warrants to Prime as follows:

       Section 3.01. Organization, Capital Stock.

       (a) Summit is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with authorized capital stock consisting of (i) 390,000,000 shares of Common Stock, par value $.80 per share, with the Summit Rights attached thereto pursuant to the Rights Agreement, of which 173,756,531 shares were issued and outstanding as of December 31, 1998 and
(ii) 6,000,000 shares of Preferred Stock, each without par value, of which no shares are issued and outstanding and 1,500,000 shares of Series R Preferred Stock are reserved for issuance as of the date hereof

       (b) Summit is qualified to transact business in and is in good standing under the laws of all jurisdictions where the failure to be so qualified could reasonably be expected to have a material adverse effect on (i) the business, results of operations, assets or financial condition of Summit and its subsidiaries on a consolidated basis, or (ii) the ability of Summit to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (a "Summit Material Adverse Effect"). However, a Summit Material Adverse Effect or Summit Material Adverse Change (as defined at Section 3.03) will not include a change resulting from a change in law, rule, regulation, generally accepted or regulatory accounting principle or other matter affecting financial institutions or their holding Companies generally or from charges or expenses incident to the Reorganization. The Bank subsidiaries of Summit are duly organized, validly existing and in good standing under the laws of their jurisdiction of organization. Summit and its Bank subsidiaries have all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease their respective properties, occupy their respective premises, and to engage in their respective businesses and activities as presently engaged in and each has complied with all applicable laws, regulations and orders except where the failure to comply would not constitute a Summit Material Adverse Effect. Summit is duly registered as a Bank holding Company under the BHCA.

       (c) All issued shares of the capital stock of Summit and of each of its Bank subsidiaries have been fully paid, were duly authorized and validly issued, are non-assessable, have been issued pursuant to an effective registration statement under the Securities Act or to the best of Summit's knowledge an appropriate exemption from registration under the Securities Act and were not issued in violation of the preemptive rights of any shareholder. Summit or one of its subsidiaries is the holder and beneficial owner of all of the issued and outstanding Equity Securities of its Bank subsidiaries. There are no Equity Securities of Summit outstanding, in existence, the subject of an agreement, or reserved for issuance, except as set forth at Section 3.01(a) and except for Summit Stock issuable upon the exercise of employee stock options granted under stock option plans of Summit, Summit Stock issuable pursuant to Summit's Dividend Reinvestment and Stock Purchase Plan, Savings Incentive Plan and 1993 Incentive Stock and Option Plan and Series R Preferred Stock issuable pursuant to the Summit Rights Agreement.

       (d) All Equity Securities of its direct and indirect subsidiaries beneficially owned by Summit or a subsidiary of Summit are held free and clear of any claims, liens, encumbrances or security interests.

       (e) Each Bank subsidiary of Summit is duly authorized to conduct all activities and exercise all powers of a commercial Bank or savings Bank contemplated by the laws of its jurisdiction of organization. Each such Bank subsidiary is an insured Bank as defined in the Federal Deposit Insurance Act.

       Section 3.02. Financial Statements. The financial statements (and related notes and schedules thereto) contained in or incorporated by reference into Summit's (a) annual report to shareholders for the fiscal year ended December 31, 1997, (b) annual report on Form 10-K pursuant to the Exchange Act for the fiscal year ended December 31, 1997 and (c) quarterly reports on Form 10-Q filed pursuant to the Exchange Act for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (the "Summit Financial Statements") are true and correct in all material respects as of their respective dates and each fairly presents in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in accordance with generally accepted accounting principles consistently applied, the consolidated balance sheets, statements of income, statements of shareholders' equity and statements of cash flows of Summit and its subsidiaries at its respective date or for the period to which it relates, except as may otherwise be described therein and except that, in the case of unaudited statements, no consolidated statements of changes in stockholders' equity are included. The Summit Financial Statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders the Summit Financial Statements, in light of the circumstances under which they were made, misleading in any respect.

       Section 3.03. No Conflicts. Summit is not in violation or breach of or default under, and has received no notice of violation, breach, revocation or threatened or contemplated revocation of or default or denial of approval under, nor will the execution, delivery and performance of this Agreement by Summit, or the consummation of the Reorganization by Summit upon the terms and conditions provided herein (assuming receipt of the Required Consents), violate, conflict with, result in the breach of, constitute a default under, give rise to a claim or right of termination, cancellation, revocation of, or acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any rights, permits, licenses, assets or properties material to Summit and its subsidiaries, on a consolidated basis, or upon any of the capital stock of Summit, or constitute an event which could, with the lapse of time, action or inaction by Summit, or a third party, or the giving of notice and failure to cure, result in any of the foregoing, under any of the terms, conditions or provisions, as the case may be, of:

       (i) the Restated Certificate of Incorporation or the By-Laws of Summit;

       (ii) any law, statute, rule, ruling, determination, ordinance, or regulation of any governmental or regulatory authority;

       (iii) any judgment, order, writ, award, injunction, or decree of any court or other governmental authority; or

       (iv) any material note, bond, mortgage, indenture, lease, policy of insurance or indemnity, license, contract, agreement, or other instrument;

to which Summit is a party or by which Summit or any of its assets or properties are bound or committed, the consequences of which would be a material adverse change in the business, results of operations, assets or financial condition of Summit and its subsidiaries, on a consolidated basis, from that reflected in the Summit Financial Statements as of and for the nine months ended September 30, 1998 (a "Summit Material Adverse Change"), or enable any person to enjoin the transactions contemplated hereby.

       Section 3.04. Absence of Litigation, Agreements with Bank Regulators. There is no outstanding order, injunction, or decree of any court or governmental or self-regulatory body against or affecting Summit or its subsidiaries which materially and adversely affects Summit and its subsidiaries, on a consolidated basis, and there are no actions, arbitrations, claims, charges, suits, investigations or proceedings (formal or informal) material to Summit and its subsidiaries, on a consolidated basis, pending or, to Summit's knowledge, threatened, against or involving Summit or their officers or directors (in their capacity as such) in law or equity or before any court, panel or governmental agency, except as may be disclosed in the Forms 10-K and 10-Q of Summit referred to in Section 3.02. Neither Summit nor any Bank subsidiary of Summit is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter to, or has submitted a board of directors resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management. Neither Summit nor any Bank subsidiary of Summit, has been advised by any governmental or regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any of the foregoing. Summit and the Bank subsidiaries of Summit have resolved to the satisfaction of the applicable regulatory agency any significant deficiencies cited by any such agency in its most recent examinations of each aspect of Summit or such Bank subsidiary's business except for examinations, if any, received within the 30 days prior to the date hereof [as to which Summit has not been advised of any significant deficiencies].

       Section 3.05. Regulatory Filings. At the time of filing, all filings made by Summit and its subsidiaries after December 31, 1995 with the SEC and appropriate Bank regulatory authorities did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the extent such filings were subject to the Securities Act or Exchange Act, such filings complied in all material respects with the Securities Act or Exchange Act, as appropriate, and all applicable rules and regulations thereunder of the SEC. Summit has since December 31, 1995 timely made all filings required by the Securities Act and the Exchange Act, as appropriate, and all applicable rules and regulations thereunder of the SEC or the Federal Bank regulatory agency having securities regulatory jurisdiction, as appropriate. Each of the financial statements (including related notes and schedules thereto) contained in or incorporated by reference into such filings are true and correct in all material respects as of their respective dates and each fairly presents (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in accordance with generally accepted accounting principles, the consolidated statements of condition, income, changes in stockholders' equity and cash flows of Summit and its subsidiaries at its respective date and for the period to which it relates, except as may otherwise be described therein and except that in the case of unaudited statements, no consolidated statements of changes in stockholders equity is included.

       Section 3.06. Corporate Action.

       (a) Assuming due execution and delivery by Prime, Summit has the corporate power and is duly authorized by all necessary corporate action to execute, deliver, and perform this Agreement. The Board of Directors of Summit has taken all action required by law or by the Restated Certificate of Incorporation or By-Laws of Summit or otherwise to authorize the execution and delivery of this Agreement. Approval by the shareholders of Summit of this Agreement, the Reorganization or the transactions contemplated by this Agreement is not required by applicable law. Assuming due execution and delivery by and the enforceability against Prime of this Agreement, this Agreement is a valid and binding agreement of Summit enforceable in accordance with its terms except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws of general applicability presently or hereafter in effect affecting the enforcement of creditors' rights generally or institutions the deposits of which are insured by the Federal Deposit Insurance Corporation, or the affiliates of such institutions.

       (b) In the event that pursuant to the Reorganization Election Summit elects the Reorganization method provided for at Section 1.01(a)(2), the Designated Summit Subsidiary will prior to Closing (i) have the corporate power and be duly authorized by all necessary corporation action to execute, deliver and perform this Agreement and (ii) the Board of Directors and sole shareholder of the Designated Summit Subsidiary will have taken all action required by law, its certificate or articles of incorporation and by-laws and otherwise to authorize the execution and delivery of this Agreement and to approve this Agreement and the transactions contemplated hereby including the Reorganization. Assuming due execution and delivery by and the enforceability against each of the other parties hereto, this Agreement will be a valid and binding agreement of the Designated Summit Subsidiary enforceable in accordance with its terms except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws of general applicability presently or hereafter in effect affecting the enforcement of creditors' rights generally or institutions, the deposits of which are insured by the Federal Deposit Insurance Corporation, or the affiliates of such institutions.

       Section 3.07. Absence of Changes. There has not been, since September 30, 1998, any Summit Material Adverse Change and there is no matter or fact known to Summit which may result in any such Summit Material Adverse Change in the future.

       Section 3.08 Absence of Undisclosed Liabilities. There are no liabilities, whether contingent or absolute, direct or indirect, or loss contingencies (as defined in Statement of Financial Accounting Standards No. 5) other than (a) disclosed in the Summit Financial Statements or disclosed in the notes thereto, (b) commitments made by Summit or any of its subsidiaries in the ordinary course of its business which are not in the aggregate material to Summit and its subsidiaries, on a consolidated basis, and (c) liabilities arising in the ordinary course of its business since September 30, 1998 which are not in the aggregate material to Summit and its subsidiaries, on a consolidated basis.

       Section 3.09. Allowance for Credit Losses. At September 30, 1998 and thereafter, the allowances for credit losses of Summit and its subsidiaries are adequate in all material respects to provide for all losses on loans and leases outstanding, and to the best of Summit's knowledge, the loan and lease portfolios of Summit and its subsidiaries in excess of such allowances are collectible in the ordinary course of business.

       Section 3.10. Accounting, Tax and Regulatory Matters. Neither Summit nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of
Section 368(a) the Code, or (ii) materially impede or delay receipt of any approval referred to in Section 4.01 or the consummation of the transactions contemplated by this Agreement.

       Section 3.11. Community Reinvestment Act Compliance. Summit and its subsidiaries are in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, and received a CRA rating of at least satisfactory as of their last completed examination. As of the date of this Agreement, Summit and its subsidiaries have not been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Summit or any Bank subsidiary to fail to be in substantial compliance with such provisions.

       Section 3.12. Year 2000 Compliant. To the best knowledge of Summit, all computer software and hardware owned or licensed by Summit or any of its subsidiaries is, or Summit has taken or is taking all required steps to be, Year 2000 compliant, which, for purposes of this Agreement, shall mean that the data outside the range 1900-1999 will be correctly processed in any level of computer hardware or software including, but not limited to, microcode, firmware, applications programs, files and databases, except where the failure to be so compliant would not have a Summit Material Adverse Effect. All computer software owned or licensed by Summit is, or Summit has taken steps or is taking steps (including obtaining warranties from the vendors thereof in respect of compliance) to ensure that all computer software will be designed to be used prior to, during and after the calendar year 2000 AD and that such software will operate during each such time period, without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century, except where the failure to be so designed or to so operate would not have a Summit Material Adverse Effect.

       Section 3.13. Beneficial Ownership of Prime Stock. Summit is the beneficial owner of 106,700 shares of Prime Stock on the date hereof.


                                   ARTICLE IV.
                               COVENANTS OF PRIME

       Prime hereby covenants and agrees with Summit that:

       Section 4.01. Preparation of Registration Statement and Applications for Required Consents. Prime will cooperate with Summit in the preparation of a Registration Statement on Form S-4 (the "Registration Statement") to be filed with the SEC under the Securities Act for the registration of the offering of Summit Stock to be issued as Reorganization Consideration and the proxy statement-prospectus constituting part of the Registration Statement ("Proxy-Prospectus") that will be used by Prime to solicit shareholders of Prime for approval of the Reorganization. In connection therewith, Prime will furnish all financial or other information, including using reasonable best efforts to obtain customary consents, certificates, opinions of counsel and other items concerning Prime, deemed reasonably necessary by counsel to Summit for the filing or preparation for filing under the Securities Act and the Exchange Act of the Registration Statement (including the Proxy-Prospectus). Prime will cooperate with Summit and provide such information as may be advisable and reasonably available to Prime in obtaining an order of effectiveness for the Registration Statement, appropriate permits or approvals under state securities and "blue sky" laws, the required approval under the BHCA of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and any other governmental or regulatory consents or approvals or the taking of any other governmental or regulatory action necessary to consummate the Reorganization that would not have a Summit Material Adverse Effect following the Reorganization (the "Required Consents"). Summit, reasonably in advance of making such filings, will provide Prime and its counsel a reasonable opportunity to comment on such filings and regulatory applications and will give due consideration to any comments of Prime and its counsel before making any such filing or application, and Summit will provide Prime and its counsel with copies of all such filings and applications at the time filed if such filings and applications are made at any time before the Effective Time. Prime covenants and agrees that all information furnished in writing by Prime expressly for inclusion in the Registration Statement, the Proxy-Prospectus, and all applications to appropriate regulatory agencies for approval of the Reorganization will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and together with all information furnished in writing by Prime to Summit in connection with obtaining Required Consents will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Prime will furnish to Fox-Pitt such information about Prime reasonably available to it as Fo Pitt may reasonably request for purposes of the opinion referred to in Section 8.07.

       Section 4.02. Notice of Adverse Changes. Prime will promptly advise Summit in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Prime contained in this Agreement or the Prime Schedules or the materials furnished pursuant to the Post-Signing Document List (as defined in Section 4.09), if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) any Prime Material Adverse Change, (c) any inability or perceived inability of Prime to perform or comply with the terms or conditions of this Agreement, (d) the institution or threat of institution of litigation or administrative proceedings involving Prime or any of its subsidiaries or assets, which, if determined adversely to Prime or any of its subsidiaries, would have a Prime Material Adverse Effect or an adverse material effect on the ability of the parties to timely consummate the Reorganization and the related transactions, (e) any governmental complaint, investigation, hearing, or communication indicating that such litigation or administrative proceeding is contemplated, (f) any written notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Prime or a subsidiary subsequent to the date hereof and prior to the Effective Time, under any agreement, indenture or instrument to which Prime or a subsidiary is a party or is subject and which is material to the business, operation or condition (financial or otherwise) of Prime and its subsidiaries on a consolidated basis, and (g) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Reorganization. Prime agrees that the delivery of such notice shall not constitute a waiver by Summit of any of the provisions of Articles VI or VII.

       Section 4.03. Meeting of Shareholders. Prime will call a meeting of its shareholders for the purpose of voting upon this Agreement, the Reorganization and the transactions contemplated hereby. The meeting of Prime shareholders contemplated by this Section 4.03 will be held as promptly as practicable and, in connection therewith, will comply with the Pennsylvania Law and the Exchange Act and all regulations promulgated thereunder governing shareholder meetings and proxy solicitations. In connection with such meeting, Prime shall mail the Proxy-Prospectus to Prime shareholders and use its reasonable best efforts to obtain shareholder approval of this Agreement, the Reorganization and the transactions contemplated hereby; provided, however, that no director of Prime shall be obligated to take any action under this Section 4.03 in such person's capacity as a director which such person reasonably believes on the advice of counsel to be contrary to his fiduciary duty as a director.

       Section 4.04. Copies of Filings. Without limiting the provisions of
Section 4.01, Prime will deliver to Summit, at least 48 hours prior to an anticipated date of filing or distribution or as soon thereafter as practicable, all documents to be filed with the SEC or any Bank regulatory authority or to be distributed in any manner to the shareholders of Prime or to the news media or to the public, other than the press releases and other information subject to
Section 10.01.

       Section 4.05. No Material Transactions. Until the Effective Time, Prime will not and will not allow any of its subsidiaries to, without the prior written consent of Summit:

       (a) pay (or make a declaration which creates an obligation to pay) any cash dividends, other than dividends from subsidiaries of Prime to Prime or other subsidiaries of Prime except that Prime may declare, set aside and pay a dividend of $0.11 per share of Prime Stock per quarter; provided, however, if the Effective Time has not occurred by November 30, 1999, Prime shall be permitted to increase the amount of its quarterly dividend to $.13 per share of Prime Stock per quarter;

       (b) declare or distribute any stock dividend or authorize or effect a stock split;

       (c) merge with, consolidate with, or sell any material asset to any other corporation, Bank, or person (except for mergers of subsidiaries of Prime into other subsidiaries of Prime) or enter into any other transaction not in the ordinary course of the banking business;

       (d) except as set forth on Prime Schedule 4.05(d), incur any liability or obligation other than intraCompany obligations, make or agree to make any commitment or disbursement, acquire or dispose or agree to acquire or dispose of any property or asset (tangible or intangible), make or agree to make any contract or agreement or engage or agree to engage in any other transaction, except (i) transactions in the ordinary course of business or other transactions involving not more than $75,000, and (ii) costs and expenses incurred in connection with the Reorganization and other transactions contemplated by this Agreement;

       (e) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of business and for amounts not material in the aggregate to Prime and its subsidiaries, on a consolidated basis;

       (f) except as set forth in Prime Schedule 4.05(f), pay any employee bonuses or increase or enter into any agreement to increase the rate of compensation of any employee at the date hereof which is not consistent with past practices and policies and which when considered with all such increases or agreements to increase constitutes an average annualized rate not exceeding four percent (4%);

       (g) except as set forth in Prime Schedule 4.05(g), create, adopt or modify any employment, termination, severance pension, supplemental pension, profit sharing, bonus, deferred compensation, death benefit, retirement, stock option, stock award, stock purchase or other employee or director benefit or welfare plan, arrangement or agreement of whatsoever nature, including without limitation the Prime Pension Plans and the Prime Benefit Plans (collectively, "Prime Plans"), or change the level of benefits, reduce eligibility, performance or participation standards, increase any payment or benefit under any Prime Plan;

       (h) distribute, issue, sell, award, grant, permit to become outstanding or enter into any agreement respecting any Equity Securities or any Equity Based Rights except pursuant to the Option Agreement, the Prime Bancorp, Inc. Directors Deferred Compensation Plan or the exercise of director and employee stock options and warrants granted prior to the date hereof under the Prime Stock Compensation Plans and exercisable and outstanding under the terms of a Prime Stock Compensation Plan at the date of such exercise;

       (i) except in a fiduciary capacity, purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities or Equity Based Rights, whether pursuant to the terms of such Equity Securities or Equity Based Rights or otherwise, or enter into any agreement providing for any of the foregoing transactions;

       (j) amend its certificate or articles of incorporation or articles of association, as appropriate, charter or by-laws;

       (k) modify, amend or cancel any of its existing borrowings other than in the ordinary course of business and other than intra-corporate borrowings and borrowings of federal funds from correspondent Banks and the Federal Home Loan Bank of Pittsburgh or enter into any contract, agreement, lease or understanding, or any contracts, agreements, leases or understandings other than those in the ordinary course of business or which do not involve the creation of any material obligation or release of any material right of Prime or any of its subsidiaries, on a consolidated basis;

       (l) create, amend, increase, enhance, accelerate the exercisability of, or release or waive any forfeitures, terminations or expirations of or restrictions on any rights, awards, benefits, entitlements, options or warrants under the Prime Plans including Equity Securities and Equity Based Rights outstanding;

       (m) make any employer contribution to a Prime Plan which under the terms of the particular plan is voluntary and within the discretion of Prime to make, other than regular contributions to Prime's 401(k) Plan and except as provided for in Prime Schedule 4.05(m);

       (n) make any determination or take any action, discretionary or otherwise, under or with respect to any Prime Plan other than routine administration in accordance with past precedent;

       (o) notwithstanding any other provision of this Agreement, enter into or amend, renew, extend, give any notice or consent with respect to, waive any provision under, or accept any new fees, rates or other costs or charges of whatsoever nature, schedule, exhibit or other attachment under (whether through an action or inaction) any Insider Agreement or any agreement, understanding, contract, commitment or transaction relating to any Insider Indebtedness, except to the extent permitted by Section 4.12 or disclosed in Prime Schedule 2.24(b);

       (p) other than in the ordinary course of business and in compliance with applicable laws and regulations, enter into, increase or renew any loan or credit commitment (including standby letters of credit) to any executive officer or director of Prime or any of its subsidiaries, any holder of 10% of more of the outstanding shares of Prime Stock, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. ss.371c and 12 U.S.C. ss.371c-1. For purposes of this Section 4.05(p), "control" shall have the meaning associated with that term under 12 U.S.C. ss.371c; or

       (q) take or fail to take any discretionary action provided for under the terms of any plan or agreement affecting one or more directors or employees or any affiliates of such where the effect of such act or failure to act is or would be to give or confer a right or benefit not existing on the date hereof.

       Section 4.06. Operation of Business in Ordinary Course. Prime, on behalf of itself and its subsidiaries, covenants and agrees that from and after the date hereof and until the Effective Time, it and its subsidiaries: (a) will carry on their business substantially in the same manner as heretofore and will not institute any unusual or novel methods of management or operation of their properties or business and will maintain such in their customary manner; (b) will use their best efforts to continue in effect their present insurance coverage on all properties, assets, business and personnel; (c) will use their best efforts to preserve their business organization intact, preserve their present relationships with customers, suppliers, and others having business dealings with them, and keep available their present employees, provided, however, that Prime or any of its subsidiaries may terminate any employee for unsatisfactory performance or other reasonable business purpose, and provided further, however, that Prime will notify and consult with Summit prior to terminating any of the five highest paid employees of Prime; (d) will use their best efforts to continue to maintain fidelity bonds insuring Prime and its subsidiaries against acts of dishonesty by each of their employees in such amounts (not less than present coverage) as are customary, usual and prudent for corporations or Banks, as the case may be, of their size; and (e) will not change their methods of accounting in effect at December 31, 1998, or change any of their methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of their Federal income tax returns for the taxable year ended December 31, 1998, except as required by changes in laws, regulations or generally accepted accounting principles or changes that are to a preferable accounting method, and approved in writing by Prime's independent certified public accountants.

       Section 4.07. Further Actions. Prime will: (a) execute and deliver such instruments and take such other actions as Summit may reasonably require to carry out the intent of this Agreement; (b) use its reasonable best efforts to obtain consents of all third parties and governmental bodies necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement; (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required or reasonably desirable or before any court in which litigation in respect thereof is pending; and (d) use its reasonable best efforts so that the other conditions precedent to the obligations of Summit set forth in Articles VI and VII hereof are satisfied.

       Section 4.08. Cooperation. Until the Effective Time, Prime will give to Summit and to its representatives, including its accountants, KPMG Peat Marwick LLP, and its legal counsel, full access during normal business hours to all of its property, documents, contracts and records relevant to this Agreement and the Reorganization, will provide such information with respect to its business affairs and properties as Summit from time to time may reasonably request, and will cause its managerial employees, and will use its reasonable best efforts to cause its counsel and independent certified public accountants, to be available on reasonable request to answer questions of Summit's representatives covering the business and affairs of Prime or any of its subsidiaries.

       Section 4.09. Copies of Documents. As promptly as practicable, but not later than 30 days after the date hereof, Prime will furnish to or make available to Summit all the documents, contracts, agreements, papers, and writings referred to in the Prime Schedules or called for by the list attached hereto as Exhibit C (the "Post-Signing Document List"), except where prohibited by law.

       Section 4.10. Applicable Laws. Prime and its subsidiaries will use their reasonable best efforts to comply promptly with all requirements which federal or state law may impose on Prime or any of its subsidiaries with respect to the Reorganization and will promptly cooperate with and furnish information to Summit in connection with any such requirements imposed upon Summit or on any of its subsidiaries in connection with the Reorganization.

       Section 4.11. Agreements of Affiliated Shareholders. Prime agrees to furnish to Summit, not later than 10 business days prior to the date of mailing of the Proxy-Prospectus, a writing setting forth the names of those persons (which will include all individual and beneficial ownership of Prime Stock by such persons and also identifies the manner in which all such beneficially owned shares of Prime Stock are registered on the stock record books of Prime) who in the written opinion of counsel to Prime (which opinion need not be furnished to Summit), constitute all the affiliates of Prime for the purposes of Rule 145 under the Securities Act (an "Prime Affiliate"). Prime agrees to use its reasonable best efforts (i) to cause each Prime Affiliate to enter into an agreement effective upon the execution thereof, satisfactory in form and substance to Summit and (y) substantially in the form of Exhibit D-1 with respect to Affiliates who are directors or officers of Prime or a subsidiary of Prime, or (z) substantially in the form of Exhibit D-2 with respect to Affiliates who are not directors or officers of Prime or a subsidiary of Prime (an "Affiliate Agreement"), and (ii) to furnish such Affiliate Agreements to Summit no later than 5 business days prior to the date of mailing of the Proxy-Prospectus.

       Section 4.12. Loans and Leases to Affiliates. All loans and leases hereafter made by Prime or any of its subsidiaries to any of its present or former directors or executive officers or their respective related interests shall be made only in the ordinary course of business and on the same terms and at the same interest rates as those prevailing for comparable transactions with others and shall not involve more than the normal risk of repayment or present other unfavorable features.

       Section 4.13. Confidentiality. All information furnished by Summit to Prime or its representatives pursuant hereto shall be treated as the sole property of Summit and, if the Reorganization shall not occur, Prime and its representatives shall return to Summit all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information, except that any such confidential information or notes or abstracts therefrom presented to the Board of Directors of Prime or any committee thereof for the purpose of considering this Agreement, the Reorganization and the related transactions may be kept and maintained by Prime with other records of Board, and Board committee, meetings subject to a continuing obligation of confidentiality. Prime shall, and shall use its reasonable best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any purposes other than the performance of this Agreement. The obligation to keep such information confidential shall continue for five years from the date the proposed Reorganization is abandoned and shall not apply to:
(i) any information which (x) was legally in Prime's possession prior to the disclosure thereof by Summit, (y) was then generally known to the public, or (z) was disclosed to Prime by a third party not bound by an obligation of confidentiality; or (ii) disclosures made as required by law. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, Prime is nonetheless, in the written opinion of its outside counsel, compelled to disclose information concerning Summit to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Prime may disclose such information to such tribunal or governmental body or agency without liability hereunder and shall so notify Summit in advance to the extent practicable. This Section 4.13 shall survive any termination of this Agreement.

       Section 4.14. Dividends. Prime will coordinate with Summit the declaration of any dividends and the record and payment dates thereof so that the holders of Prime Stock will not be paid two dividends for a single calendar quarter with respect to their shares of Prime Stock and any shares of Summit Stock they become entitled to receive in the Reorganization or fail to be paid one dividend in each calendar quarter between the date hereof and the Effective Time. Prime will notify Summit at least five business days prior to any proposed dividend declaration date.

       Section 4.15. Acquisition Proposals. Prime agrees that neither Prime nor any of its subsidiaries nor any of the respective officers and directors of Prime or its subsidiaries shall, and Prime shall direct and use its best effort to cause its employees, affiliates, agents and representatives (including, without limitation, any investment banker, broker, financial or investment advisor, attorney or accountant retained by Prime or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals or offers with respect to, or engage in any negotiations or discussions with any person, provide any nonpublic information, or authorize or enter into any agreement or agreement in principle concerning, or recommend, endorse or otherwise facilitate any effort or attempt to induce or implement, any Acquisition Proposal (as defined below). "Acquisition Proposal" is hereby defined to be any offer, including an exchange offer or tender offer, or proposal concerning a merger, consolidation, or other business combination or takeover transaction involving Prime or any of its subsidiaries or the acquisition of any assets (otherwise than as permitted by Section 4.05) or securities of Prime or any of its subsidiaries. Prime will immediately cease and cause to be terminated any existing activities, discussion or negotiations with any parties conducted heretofore with respect to any of the foregoing. Prime will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section. In addition, Prime will notify Summit by telephone to its chief executive officer or general counsel promptly upon receipt of any communication with respect to a proposed Acquisition Proposal with another person or receipt of a request for information from any governmental or regulatory authority with respect to a proposed acquisition of Prime or any of its subsidiaries or assets by another party, and will immediately deliver as soon as possible by facsimile transmission, receipt acknowledged, to the Summit officer notified as required above a copy of any document relating thereto promptly after any such document is received by Prime.

       Section 4.16 Tax Opinion Certificates. Prime shall execute and deliver to Thompson Coburn any tax opinion certificate reasonably required by Thompson Coburn in connection with the issuance of the Tax Opinions (as defined at Section 6.03), dated as of the date of effectiveness of the Registration Statement and as of the Closing Date (and as of the date the Closing occurs if different than the Closing Date), and Prime shall use its reasonable best efforts to cause each of its executive officers, directors and holders of five percent (5%) or more of outstanding Prime Stock (including shares beneficially held) to execute and deliver to Thompson Coburn any tax opinion certificate reasonably required by Thompson Coburn in connection with the issuance of one or more of the Tax Opinions, dated as of the date of effectiveness of the Registration Statement and as of the Closing Date (and as of the date the Closing occurs if different than the Closing Date).

       Section 4.17. Directors' and Officers' Insurance. Prime and each of its subsidiaries has taken or will take all requisite action (including, without limitation, the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies ("D&O Insurance") in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Prime. Prime shall renew any existing D&O Insurance or purchase any "discovery period" D&O Insurance provided for thereunder at Summit's request.

       Section 4.18. Conforming Entries.

       (a) Notwithstanding that Prime believes that Prime and its subsidiaries have established reserves and taken all provisions for possible loan and lease losses required by generally accepted accounting principles and applicable laws, rules and regulations, Prime recognizes that Summit may have adopted different loan, accrual and reserve policies (including loan classification and levels of reserves for possible loan and lease losses). From and after the date of this Agreement, Prime and Summit shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Prime and its subsidiaries to those policies of Summit, as specified in each case in writing to Prime, based upon such consultation and as hereinafter provided.

       (b) In addition, from and after the date of this Agreement, Prime and Summit shall consult and cooperate with each other with respect to determining appropriate accruals, reserves and charges for Prime to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plan following the Reorganization, as specified in each case in writing to Prime, based upon such consultation and as hereinafter provided.

       (c) Prime and Summit shall consult and cooperate with each other with respect to determining the amount and the timing for recognizing for financial accounting purposes Prime's expenses of the Reorganization and the restructuring charges, if any, related to or to be incurred in connection with the Reorganization.

       (d) With respect to clauses (a) through (c) of this Section 4.18, (i) it is the objective of Prime and Summit that such reserves, accruals, charges and divestitures, if any, to be taken shall be consistent with generally accepted accounting principles, and (ii) Prime shall not be obligated to make a particular conforming entry if the particular entry is not capable of being reversed upon a termination of this Agreement or if the entry would have a material adverse effect on Prime.

       Section 4.19 Cooperation with Policies and Procedures. Prime, prior to the Effective Time, shall (i) consult and cooperate with Summit regarding the implementation of those policies and procedures established by Summit for its governance and that of its subsidiaries and not otherwise referenced in Section
4.18 of this Agreement, including, without limitation, policies and procedures pertaining to the accounting, asset/liability management, audit, credit, human resources, treasury and legal functions, and (ii) at the reasonable request of Summit, conform Prime's existing policies and procedures in respect thereof, provided that Prime shall not be required to conform a policy or procedure (y) if such would cause Prime or any of its subsidiaries to be in violation of any law, rule, regulation or requirement of any governmental regulatory authority having jurisdiction over Prime or any of its subsidiaries affected thereby, or
(z) if such conforming change is not capable of being reversed upon a termination of this Agreement or if the change would have a material adverse effect on Prime.

       Section 4.20 Environmental Reports. Prime shall disclose to Summit all matters of the types described in Section 2.22 hereof which Prime would have been required to disclose to Summit on the date hereof if known to Prime on the date hereof, as such become known to Prime between the date hereof and the Effective Time. In addition, Summit may at its expense perform, or cause to be performed, a phase one environmental investigation, an asbestos survey, or both of the foregoing, (i) within 90 days following the date of this Agreement, on all real property owned, leased or operated by Prime or any of its subsidiaries as of the date of this Agreement (but excluding space in retail or similar establishments leased by Prime for automatic teller machines or leased Bank branch facilities where the space leased by Prime comprises less than 20% of the total space leased to all tenants of such property), and (ii) within 15 days after being notified by Prime of the acquisition or lease of any real property by it or its subsidiaries after the date of this Agreement, on the real property so acquired or leased (but excluding space in retail or similar establishments leased by Prime for automatic teller machines or leased Bank branch facilities where the space leased by Prime comprises less than 20% of the total space leased to all tenants of such property). If the results of a phase one investigation (whether requested by Prime or Summit) indicate, in the reasonable opinion of Summit, that additional investigation is warranted, Summit may at its expense, within 15 days after receipt of the particular phase one report, perform or cause to be performed a phase two investigation on the property or properties deemed by Summit to warrant such additional study or notify Prime and an environmental consulting firm within 15 days after the receipt of the particular phase one report that the environmental consulting firm should promptly commence a phase two investigation. If the cost of taking all remedial or other corrective actions and measures (as required by applicable law, as recommended or suggested by phase one or phase two investigation reports (without regard to who requested such reports) or as may be prudent in light of serious life, health or safety concerns), if any, is in the aggregate in excess of $3,000,000, as reasonably estimated by an environmental expert retained for such purpose by Summit at its sole expense, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, Summit shall have the right pursuant to Section 9.02(d)(3) of this Agreement to terminate this Agreement.

       Section 4.21 Best Efforts to Ensure Pooling. Prime agrees to use, and agrees to cause each of its subsidiaries to use, its and their best efforts to cause the Reorganization to qualify for pooling-of-interests accounting treatment.


                                   ARTICLE V.
                              COVENANTS OF SUMMIT


       Summit hereby covenants and agrees with Prime that:

       Section 5.01. Approvals and Registrations. Based on such assistance and cooperation of Prime as Summit shall reasonably request, Summit will use its reasonable best efforts to prepare and file (a) with the SEC, the Registration Statement, (b) with the Federal Reserve Board, an application for approval of the Reorganization, and (c) with the NYSE, an application for the listing of the shares of Summit Stock issuable upon the Reorganization, subject to official notice of issuance, and (d) with any state regulatory authority having jurisdiction over the Reorganization, applications for such consents or approvals as may be required for consummation of the transactions contemplated by this Agreement, except that Summit shall have no obligation to file a new registration statement or a post-effective amendment to the Registration Statement covering any reoffering of Summit Stock by Prime Affiliates. Summit covenants and agrees that all information furnished by Summit for inclusion in the Registration Statement, the Proxy-Prospectus, and all applications and submissions for the Required Consents will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act and the rules and regulations of the SEC and the Federal Reserve Board and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Summit will use its reasonable best efforts to seek the effectiveness of the Registration Statement. Summit will furnish to Fox-Pitt such information about Summit reasonably available to it as Fox-Pitt may reasonably request for purposes of the opinion referred to in Section 8.07.

       Section 5.02. Notice of Adverse Changes. Summit will promptly advise Prime in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Summit contained in this Agreement or the Summit Schedules, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) any Summit Material Adverse Change, (c) any inability or perceived inability of Summit to perform or comply with the terms or conditions of this Agreement, (d) the institution or threat of institution of litigation or administrative proceeding involving Summit or its assets which, if determined adversely to Summit, would have a Summit Material Adverse Effect or a material adverse effect on the parties' ability to consummate the Reorganization, (e) any governmental complaint, investigation, or hearing or communication indicating that such litigation or administrative proceeding is contemplated, (f) any written notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Summit subsequent to the date hereof and prior to the Effective Time, under any agreement, indenture or instrument to which Summit is a party or is subject and which is material to the business, operation or condition (financial or otherwise) of Summit and its subsidiaries on a consolidated basis, and (g) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Reorganization. Summit agrees that the delivery of such notice shall not constitute a waiver by Prime of any of the provisions of Articles VI or VIII.

       Section 5.03. Copies of Filings. Summit shall promptly provide to Prime and its counsel copies of the application filed with the Federal Reserve Board, all reports filed by it with the SEC on Forms 10-Q, 8-K and 10-K and all documents to be distributed in any manner to the shareholders of Summit.

       Section 5.04. Further Actions. Summit will: (a) execute and deliver such instruments and take such other actions as Prime may reasonably require to carry out the intent of this Agreement; (b) use its reasonable best efforts to obtain consents of all third parties and governmental bodies necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement; (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required or reasonably desirable or before any court in which litigation in respect thereof is pending; and (d) use its reasonable best efforts so that the other conditions precedent to the obligations of Prime set forth in Articles VI and VIII hereof are satisfied.

       Section 5.05. Applicable Laws. Summit will use its reasonable best efforts to comply promptly with all requirements which federal or state law may impose on Summit with respect to the Reorganization and will promptly cooperate with and furnish information to Prime in connection with any such requirements imposed upon Prime or on any of its subsidiaries in connection with the Reorganization.

       Section 5.06. Unpaid Prime Dividends. By virtue of the Reorganization and without further action on anyone's part, Summit shall assume the obligation of Prime to pay dividends, if any, on Prime Stock which have a record date prior to the Effective Time but which are not payable until after the Effective Time.

       Section 5.07. Cooperation. Until the Effective Time, Summit will provide such information with respect to its business affairs and properties as Prime from time to time may reasonably request, and will cause its managerial employees, counsel and independent certified public accountants to be available on reasonable request to answer questions of Prime's representatives covering the business and affairs of Summit or any of its subsidiaries.

       Section 5.08. Confidentiality. All information furnished by Prime to Summit or its representatives pursuant hereto shall be treated as the sole property of Prime and, if the Reorganization shall not occur, Summit and its representatives shall return to Prime all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information, except that any such confidential information or notes or abstracts therefrom presented to the Board of Directors of Summit or any committee thereof for the purpose of considering this Agreement, the Reorganization and the related transactions may be kept and maintained by Summit with other records of Board, and Board committee, meetings subject to a continuing obligation of confidentiality. Summit shall, and shall use its reasonable best efforts, to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any purposes other than the performance of this Agreement. The obligation to keep such information confidential shall continue for five years from the date the proposed Reorganization is abandoned and shall not apply to:
(i) any information which (x) was legally in Summit's possession prior to the disclosure thereof by Prime, (y) was then generally known to the public, or (z) was disclosed to Summit by a third party not bound by an obligation of confidentiality; or (ii) disclosures made as required by law. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, Summit is nonetheless, in the written opinion of its counsel, compelled to disclose information concerning Prime to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Summit may disclose such information to such tribunal or governmental body or agency without liability hereunder and shall so notify Prime in advance to the extent practicable. This Section 5.08 shall survive any termination of this Agreement.

       Section 5.09. Further Transactions. Summit continually evaluates possible acquisitions and may prior to the Effective Time enter into one or more agreements providing for, and may consummate the acquisition by it of another Bank, association, Bank holding Company, savings and loan holding Company or other Company (or the assets thereof) for consideration that may include Summit Stock. In addition, prior to the Effective Time, Summit may, depending on market conditions and other factors, otherwise determine to issue Equity Securities or other securities for financing purposes. Notwithstanding the foregoing, Summit will not take any such action that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of
Section 368(a) of the Code or (ii) materially impede or delay receipt of any Required Consent or the consummation of the transactions contemplated by this Agreement for more than 60 days.

       Section 5.10. Indemnification.

       (a) Summit shall indemnify persons who served as directors and officers of Prime or any subsidiary of Prime on or before the Effective Time with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the Effective Time in accordance with and subject to the requirements and other provisions of the Restated Certificate of Incorporation and By-Laws of Summit and the certificate or articles of incorporation and by-laws of Prime or the applicable subsidiary of Prime, all as in effect on the date of this Agreement and to the extent permitted by law, and Summit shall advance expenses in matters that may be subject to indemnification in accordance with its Restated Certificate of Incorporation and By-Laws in effect on the date of this Agreement and any applicable provisions of law.

       (b) Subject to Prime's obligation set forth at Section 4.17: For a period of six (6) years after the Effective Time, Summit will use its reasonable best efforts to provide to the persons who served as directors or officers of Prime or any subsidiary of Prime on or before the Effective Time insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time comparable in coverage to that provided by Summit to its own directors and officers, but, if not available on commercially reasonable terms, then coverage substantially similar in all material respects to the insurance coverage provided to them in such capacities at the date hereof; provided, however, that in no event shall Summit be required to expend more than 200% of the current amount expended by Prime on an annual basis (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and, further provided, that if Summit is unable to maintain or obtain the insurance called for by this Section 5.10, Summit shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

       (c) This Section 5.10 shall be construed as an agreement as to which the directors and officers of Prime and its subsidiaries referred to herein are intended to be third party beneficiaries and shall be enforceable by the such persons and their heirs and representatives. Summit's obligations under this
Section 5.10 shall survive the Effective Time.

       Section 5.11. Employee Matters. After the Effective Time, Summit may in its discretion maintain, terminate, merge or dispose of the Prime Plans; provided, however, that any action taken by Summit shall comply with ERISA and any other applicable laws, including laws regarding the preservation of employee pension benefit plan benefits and, provided further, that if Summit maintains a defined contribution plan, defined benefit plan or health and welfare plan available to all its employees generally which is similar to a Prime Plan which is, respectively, a defined contribution plan, defined benefit plan or health and welfare plan available to all Prime employees generally, then, if such Prime Plan is terminated by Summit or is otherwise rendered inactive by Summit, Summit shall offer to the former employees of Prime affected by such plan termination or cessation of activity the opportunity to participate in the similar plan of Summit.

       Section 5.12. Tax Opinion Certificates. Summit shall execute and deliver to Thompson Coburn any tax opinion certificate reasonably required by Thompson Coburn in connection with the issuance of the Tax Opinions, dated as of the date of effectiveness of the Registration Statement and as of the Closing Date (and as of the date the Closing occurs if different than the Closing Date).

                                   ARTICLE VI.
              CONDITIONS PRECEDENT TO THE RESPECTIVE OBLIGATIONS OF
                                SUMMIT AND PRIME

       The respective obligations of Summit and Prime under this Agreement to consummate the Reorganization are subject to the simultaneous satisfaction of all the following conditions, compliance with which or the occurrence of which may only be waived in whole or in part in writing by Summit and Prime in accordance with Section 10.09:

       Section 6.01. Receipt of Required Consents. Summit and Prime shall have received the Required Consents; the Required Consents shall not, in the reasonable opinion of Summit, contain restrictions or limitations which would materially adversely affect the financial condition of Summit after consummation of the Reorganization; the Required Consents and the transactions contemplated hereby shall not be contested by any federal or state governmental authority; and the Required Consents needed for the Reorganization shall have been obtained and shall not have been withdrawn or suspended.

       Section 6.02. Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC; no stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect; and no proceeding for that purpose shall have been initiated or, to the knowledge of Summit or Prime, shall be contemplated or threatened by the SEC.

       Section 6.03. Tax Matters. At the time of effectiveness of the Registration Statement and at the Closing Date (and at the date the Closing occurs if different than the Closing Date), Summit and Prime shall have received from Thompson Coburn an opinion addressed to Prime, Summit and all shareholders of Prime (the "Tax Opinion"), reasonably satisfactory in form and substance to Prime and Summit, to the effect that (a) the Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, (b) except with respect to fractional share interests, holders of Prime Stock who receive solely Summit Stock in the Reorganization will not recognize gain or loss for federal income tax purposes, (c) the basis of such Summit Stock (including any fractional share for which cash is received) will equal the basis of the Prime Stock for which it is exchanged and (d) the holding period of such Summit Stock (including any fractional share for which cash is received) will include the holding period of the Prime Stock for which it is exchanged, assuming that such Prime Stock is a capital asset in the hands of the holder thereof at the Effective Time.

       In addition, no condition or set of facts or circumstances shall exist which will either (y) preclude any of the parties to this Agreement from satisfying the terms or conditions of, or assumptions made in, the Tax Opinion, as the case may be, or (z) result in any of the factual assumptions contained in the Tax Opinion being untrue.

       Section 6.04. Absence of Litigation. No investigation by any state or federal agency, and no action, suit, arbitration or proceeding before any court, state or federal agency, panel or governmental or regulatory body or authority, shall have been instituted or threatened against Summit or any of its subsidiaries, or Prime or any of its subsidiaries, that is material to the Reorganization or to the financial condition of Summit and its subsidiaries on a consolidated basis or Prime and its subsidiaries on a consolidated basis, as the case may be. No order, decree, judgment, or regulation shall have been entered or law or regulation adopted by any such agency, panel, body or authority which enjoined or has a material adverse effect upon the Reorganization or on the financial condition of Summit and its subsidiaries on a consolidated basis or Prime and its subsidiaries on a consolidated basis, as the case may be.

       Section 6.05. NYSE Listing. The NYSE shall have indicated that the shares of Summit Stock to be issued in the Reorganization are to be listed on the NYSE, subject to official notice of issuance.



                                  ARTICLE VII.
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SUMMIT

       The obligation of Summit to consummate the Reorganization is subject to the simultaneous satisfaction of all of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Summit in writing in accordance with Section 10.09:

       Section 7.01. No Adverse Changes. There shall not have occurred at any time after December 31, 1998 any Prime Material Adverse Change or any material loss or damage to the properties of Prime or any of its subsidiaries, whether or not insured, which materially affects the ability of Prime and its subsidiaries, on a consolidated basis, to conduct their business.

       Section 7.02. Representations and Covenants. Except with respect to matters resulting from transactions specifically contemplated by this Agreement, changes resulting from a change in law, rule, regulation, generally accepted or regulatory accounting principle or other matter affecting banking institutions or their holding Companies generally or from charges or expenses incident to the Reorganization, all representations and warranties made by Prime in this Agreement and the Prime Schedules and the material furnished pursuant to the Post-Signing Document List shall be true and correct in all material respects on the date of this Agreement and on the date the Closing occurs with the same force and effect as if such representations and warranties were being made on such date. Prime shall have complied in all material respects with all covenants and agreements contained herein to be performed by Prime.

       Section 7.03. Secretary's/Assistant Secretary's Certificate. Prime shall have furnished to Summit a certificate dated the date the Closing occurs to which shall be attached copies of all resolutions adopted or minutes of actions taken by the Board of Directors (including committees thereof) and shareholders of Prime relating to this Agreement, the Option Agreement and the Reorganization and related transactions, which such certificate shall be signed by the Secretary or an Assistant Secretary of Prime and certify to the satisfaction of the condition set forth in Section 7.09 and the truth, correctness, completeness and continuing effectiveness of all resolutions and actions contained or referenced in the aforementioned attachments.

       Section 7.04. Officer's Certificate. Prime shall have furnished to Summit a certificate signed by the Chief Executive Officer of Prime, dated the date the Closing occurs, certifying to the satisfaction of the conditions set forth at Sections 6.01, 6.02 (last clause), 6.03 (last paragraph) and Section 6.04, as they relate to Prime, and at Sections 7.01, 7.02, 7.07 and 7.10.

       Section 7.05. Opinion of Prime's Counsel. Summit shall have received an opinion of Stradley, Ronon, Stevens & Young, LLP or Blank, Rome, Comisky & McCauley, LLP, counsel to Prime, dated the date the Closing occurs and reasonably satisfactory in form and substance to counsel for Summit, substantially to the effect provided in Exhibit E.

       Section 7.06. Approvals of Legal Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to counsel to Summit, and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

       Section 7.07. Consents to Prime Contracts. All consents, approvals or waivers, in form and substance reasonably satisfactory to Summit, required to be obtained in connection with the Reorganization from other parties to each mortgage, note, lease, permit, franchise, loan or other agreement or contract to which Prime or any of its subsidiaries is a party or by which they or any of their assets or properties may be bound or committed, which contract is material to the business, franchises, operations, assets or condition (financial or otherwise) of Prime and its subsidiaries on a consolidated basis, shall have been obtained.

       Section 7.08. FIRPTA Affidavit. Prime shall have delivered to Summit an affidavit of an executive officer of Prime dated the date the Closing occurs stating, under penalties of perjury, that Prime is not and has not been a United States real property holding Company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

       Section 7.09. Shareholder Approval. The shareholders of Prime, at the meeting contemplated by this Agreement, shall have authorized and approved the Reorganization and this Agreement and all transactions contemplated by this Agreement as and to the extent required by all applicable laws and regulations and the provisions of Prime's Articles of Incorporation and By-Laws.

       Section 7.10. Absence of Regulatory Agreements. Neither Prime nor Bank shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of directors resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its respective business or has a material adverse effect upon the Reorganization or upon the financial condition of Bank or of Prime and its subsidiaries on a consolidated basis, and neither Prime nor Bank shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

       Section 7.11. Affiliate Agreements. In the event Summit shall elect to account for the Reorganization on a pooling-of-interest basis, Prime shall use its best efforts to have a sufficient number of Prime Affiliates execute and deliver Affiliate Agreements to Summit such that, in the reasonable opinion of Summit based on consultation with its independent accounting firm, the Reorganization may be accounted for on a pooling-of-interests basis.

The receipt of the documents required by this Article VII by Summit shall in no way constitute a waiver by Summit of any of the provisions of or its rights under this Agreement.


                                  ARTICLE VIII
                 CONDITIONS PRECEDENT TO THE OBLIGATION OF PRIME

       The obligation of Prime to consummate the Reorganization is subject to the simultaneous satisfaction of all of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Prime in writing in accordance with Section 10.09:

       Section 8.01. No Adverse Changes. There shall not have occurred at any time after September 30, 1998 any Summit Material Adverse Change or any material loss or damage to the properties of Summit or its subsidiaries, whether or not insured, which materially affects the ability of Summit and its subsidiaries, on a consolidated basis, to conduct their business.

       Section 8.02. Representations and Covenants. Except with respect to matters resulting from transactions specifically contemplated by this Agreement, all representations and warranties made by Summit in this Agreement and in the Summit Schedules shall be true and correct in all material respects on the date of this Agreement and on the date the Closing occurs with the same force and effect as if such representations and warranties were made on such date and Summit shall have complied in all material respects with all covenants and agreements contained herein or therein to be performed by Summit; provided, however, that no representation, warranty or covenant of Summit shall be construed to limit or prohibit any business or financing activities of Summit including by way of illustration and not limitation, the entry by Summit after the date hereof into any agreement to acquire any assets or any Company or other entity, the issuance of any debt or equity securities in public or private offerings, the issuance of Series R Preferred Stock pursuant to the Summit Rights Agreement, the redemption or repurchase by Summit of its capital stock, the Summit Rights or the Series R Preferred Stock issuable pursuant to the Summit Rights Agreement, and any transactions reasonably necessary or appropriate in connection therewith, and no such business or financing activity shall constitute a breach of any representation, warranty or covenant of Summit; provided further, however, that Summit agrees that it will not permit any such transaction to cause any delay in the consummation of the Reorganization in excess of 60 days.

       Section 8.03. Secretary's Certificate.

       (a) Summit shall have furnished to Prime a certificate dated the date the Closing occurs to which shall be attached copies of all resolutions adopted or minutes of actions taken by the Board of Directors (including committees thereof) of Summit relating to this Agreement, the Option Agreement and the Reorganization and related transactions, which such certificate shall be signed by the Secretary of Summit and certify to the truth, correctness, completeness and continuing effectiveness of all resolutions and actions contained or referenced in the aforementioned attachments.

       (b) In the event that pursuant to the Reorganization Election Summit elects the Reorganization method provided for at Section 1.01(a)(2), the Designated Summit Subsidiary shall have furnished to Prime a certificate dated the date the Closing occurs to which shall be attached copies of all resolutions adopted or minutes of actions taken by the Board of Directors and shareholders (including committees thereof) of the Designated Summit Subsidiary relating to this Agreement, the Reorganization and related transactions, which such certificate shall be signed by the Secretary of the Designated Summit Subsidiary and certify to satisfaction of the condition set forth at Section 8.09 applicable to the Designated Summit Subsidiary and to the truth, correctness, completeness and continuing effectiveness of all resolutions and actions contained or referenced in the aforementioned attachments.

       Section 8.04. Officer's Certificate. Summit shall have furnished to Prime a certificate signed by the Chairman, Vice Chairman, President or an Executive Vice President of Summit, dated the date the Closing occurs, certifying to the satisfaction of the conditions set forth at Sections 6.01 and 6.02, the last paragraph of Section 6.03, and Sections 6.04 and 6.05, as they relate to Summit, and Sections 8.01, 8.02, 8.08 and 8.11.

       Section 8.05. Opinion of Summit Counsel. Prime shall have received an opinion of the General Counsel of Summit, dated the date the Closing occurs and reasonably satisfactory in form and substance to counsel for Prime, substantially to the effect provided in Exhibit F.

       Section 8.06. Approvals of Legal Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to counsel to Prime, and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

       Section 8.07. Fairness Opinion. The Proxy-Prospectus shall have contained the favorable signed opinion of Fox-Pitt, dated the date of the Proxy-Prospectus or a date not more than five business days prior thereto, regarding the fairness from a financial point of view of the Exchange Ratio to the shareholders of Prime in the Reorganization.

       Section 8.08. Absence of Regulatory Agreements. Neither Summit nor any of its Bank subsidiaries shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of directors resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of Summit's business or has a material adverse effect upon the Reorganization or upon the financial condition of Summit and its subsidiaries on a consolidated basis, and neither Summit nor any of its Bank subsidiaries shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

       Section 8.09. Prime Shareholder Approval. The shareholders of Prime, at the meeting contemplated by this Agreement, shall have authorized and approved the Reorganization and this Agreement and all transactions contemplated by this Agreement as and to the extent required by all applicable laws and regulations and the provisions of Prime's Articles of Incorporation and By-laws and in the event that pursuant to the Reorganization Election Summit elects the Reorganization method provided for at Section 1.01(a)(2) the sole shareholder of the Designated Summit Subsidiary shall have authorized and approved the Reorganization and this Agreement and all transactions contemplated by this Agreement as and to the extent required by all applicable laws and regulations and the provisions of the Designated Summit Subsidiary's certificate or articles of incorporation and by-laws.

       Section 8.10. Severance/Termination Agreements. Summit and James J. Lynch shall each have executed a participation letter for the Summit Bancorp. Executive Severance Plan in the form attached hereto as Exhibit G-1 and a termination agreement in the form attached hereto as Exhibit G-2, provided that at the Effective Time Mr. Lynch is able to serve as an executive officer of Bank.

       Section 8.11. Consents to Summit Contracts. All consents, approvals or waivers required to be obtained in connection with the Reorganization from other parties to each mortgage, note, lease, permit, franchise, loan or other agreement or contract to which Summit is a party or by which its assets or properties may be bound or committed, which contract is material to the business, franchises, operations, assets or condition (financial or otherwise) of Summit and its subsidiaries on a consolidated basis, shall have been obtained.


The receipt of the documents required by this Article VIII by Prime shall in no way constitute a waiver by Prime of any of the provisions of or its rights under this Agreement.


                                   ARTICLE IX
                           CLOSING; TERMINATION RIGHTS

       Section 9.01. Closing. The closing of the Reorganization (the "Closing") shall take place on the date which is 45 business days after the last to occur of the following ("Scheduled Date"), unless Summit shall designate a date for the Closing which is prior to the Scheduled Date in a writing ("Closing Notice") designating a Determination Date in accordance with Section 9.02(e)(i) below delivered to Prime at least five (5) business days prior to the date designated therein for Closing, or unless prior to the Scheduled Date the parties agree to a different date:

       (i) the date of the approval of the Reorganization by the shareholders of Prime in accordance with Section 7.09;

       (ii) if the transactions contemplated by this Agreement are being contested in any legal proceeding, the date that such proceeding has been brought to a conclusion favorable, in the judgment of Summit and Prime, to the consummation of the transactions contemplated herein or such prior date as Summit and Prime shall elect, whether or not such proceeding has been brought to a conclusion; or

       (iii) the date of receipt of the last of the Required Consents or the date that all waiting periods required by statute or incorporated into such Required Consents have expired;

and the date of Closing determined in accordance with the foregoing provisions is referred to herein as the "Closing Date". The Closing shall take place at the office of Summit, 301 Carnegie Center, Princeton, New Jersey, commencing at 10:00 a.m. on the date the Closing is held, unless the parties agree to a different place or commencement time. At the Closing, the parties will exchange certificates, legal opinions and other documents for the purpose of determining whether the conditions precedent to the obligations of the parties set forth herein have been satisfied or waived. In the event that pursuant to the Reorganization Election Summit elected the Reorganization method provided for at
Section 1.01(a)(1), Summit shall, after all such conditions to Closing have been satisfied or waived, cause the NJ Certificate to be filed with the Secretary of State of the State of New Jersey and the Pennsylvania Articles to be filed with the Department of State of the Commonwealth of Pennsylvania. In the event that pursuant to the Reorganization Election Summit elected the Reorganization method provided for at Section 1.01(a)(2), Summit shall, after all such conditions to Closing have been satisfied or waived, cause the appropriate certificate of merger, articles of merger, or both to be filed with the proper state jurisdictional authorities to effect the Reorganization intended by this Agreement. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed so taken, executed and delivered simultaneously, and no proceedings shall be deemed taken or any documents executed or delivered until all have been taken, executed or delivered.

       Section 9.02. Termination Rights.

       (a) The Board of Directors of Prime or Summit may terminate this Agreement in the event that:

              (1) the shareholders of Prime at the meeting of shareholders contemplated by Section 4.03, called for the purpose of approving the Reorganization, this Agreement and the transactions contemplated by this Agreement, upon voting, shall have failed to approve the Reorganization, this Agreement and the transactions contemplated hereby by the requisite vote;

              (2) a material breach of a warranty, representation, covenant or agreement made by the other party in this Agreement shall have occurred and such breach has not been cured, or is not capable of being cured, within 30 days after written notice of the existence thereof shall have been given to the other party (a "Material Breach") (provided that the terminating party is not then in Material Breach of this Agreement);

              (3) Prime's investment banker is unable to deliver the opinion required by Section 8.07 to Prime by the day which is three business days prior to the date the Registration Statement is declared effective by the SEC; or

              (4) the Closing is not consummated on or before the later of (i) January 3, 2000, unless the failure of such occurrence shall be due solely to a Material Breach by the party seeking to terminate this Agreement or the failure of such party to fulfill a condition to Closing provided for herein, or (ii) the Scheduled Date, if the last event required to occur pursuant to the first sentence of Section 9.01 for the setting of the Scheduled Date shall have occurred on or before January 3, 2000.

       (b) If either party shall refuse to close on the Closing Date because all the conditions to its obligation to close set forth in Article VI shall not have been met, the parties shall conduct the Closing as promptly as practicable after all such conditions have been satisfied. In the event the failure of such a condition is due to one or more Material Breaches, the Board of Directors of a party not in Material Breach may, during the period any such Material Breach remains uncured, terminate this Agreement by giving written notice of such termination to the other party.

       (c) If either party shall refuse to close on the Closing Date because all the conditions to its obligation to close set forth in Article VII or VIII shall not have been met (other than a failure of the condition set forth at Section
7.09 or 8.09 due to the circumstances set forth in Section 9.02(a)(1) hereof or a failure of the condition set forth at Section 8.07 due to the circumstances set forth at Section 9.02(a)(3) hereof): (i) the parties shall conduct the Closing as promptly as practicable after all such conditions have been satisfied, and (ii) the Board of Directors of such party may, during the period the failed condition continues, terminate this Agreement by giving written notice of such termination to the other party unless such party itself has failed to satisfy a condition to the other party's Closing obligation or is in Material Breach.

       (d) The Board of Directors of Summit may terminate this Agreement:

              (1) at any time if Prime does not execute and deliver the Option Agreement by the day immediately following the date hereof;

              (2) at any time prior to the meeting of Prime shareholders contemplated by Section 4.03, if the Board of Directors of Prime fails to recommend approval of this Agreement and the Reorganization and other transactions contemplated hereby in the Proxy-Prospectus ("Recommendation") or withdraws, modifies or changes, or votes to withdraw, modify or change, its Recommendation or its intention to make the Recommendation as represented and warranted at Section 2.08; and

              (3) as provided at Section 4.20.

       (e) In the event the Summit Price is less than $32.68125 and the quotient obtained by dividing the Summit Price by $39.375 is more than .17 less than the quotient obtained by dividing the Determination Date Index Price (as defined at (iii) below) by the Starting Date Index Price (as defined at (iv) below), the Board of Directors of Prime shall have the right, exercisable only until 11:59 p.m. on the third business day following the Determination Date to terminate this Agreement by giving Summit notice of such termination, referring to this
Section 9.02(e), and this Agreement shall be terminated provided Summit receives such notice prior to the time and day set forth above in this Section 9.02(e). For purposes of this Section 9.02(e):

     (i) "Determination Date" means the date that the last approval of the Reorganization and the transactions contemplated hereby required of a Bank regulatory agency is received from the applicable Bank regulatory agency.

     (ii) "Summit Price" means the average of the closing prices of a share of Summit Stock on the NYSE Composite Transactions List (as reported in The Wall Street Journal or, in the absence thereof, as reported by another authoritative source mutually agreed upon by Prime and Summit) for the 10 consecutive full trading days, ending on the Determination Date, on which one share of Summit Stock is traded.

     (iii) "Determination Date Index Price" means the average of the closing prices of the common stock of the Companies in the Index Group (as defined at (v) below) on the NYSE Composite Transactions List (as reported in The Wall Street Journal or, in the absence thereof, as reported by another authoritative source mutually agreed upon by Prime and Summit) for the 10 consecutive full trading days ending on the Determination Date.

     (iv) "Starting Date Index Price" means the average of the closing prices on the Starting Date (as defined at (vi) below) of the common stock of the Companies in the Index Group on the NYSE Composite Transactions List (as reported in The Wall Street Journal) as of the Determination Date.

     (v) "Index Group" means the Bank holding Companies listed below; provided, however, that if between the Starting Date and the Determination Date the common stock of any such Company ceases to be publicly traded, an announcement is made of a proposal for such Company to be acquired or an announcement is made of a proposal by such Company to acquire another Company or Companies in transactions with a value exceeding 25% of such acquiror's market capitalization as of the Starting Date, then, in such event, for purposes of calculating the Index Price in all cases, such Company will be removed from the Index Group. If any Company in the Index Group or Summit declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the closing price of the common stock of such Company or Summit, as the case may be, on the Starting Date shall be appropriately adjusted for the purposes of applying this Section 9.02(e). The Bank holding Companies in the Index Group are as follows:

                             Bank Holding Companies
              AmSouth Bancorp
              BB&T Corporation
              Comerica Incorporated
              Fifth Third Bancorp
              First Security Corp.
              Huntington Bancshares, Inc.
              Keystone Financial, Inc.
              Marshall & Ilsley Corporation
              Mercantile Bancorp
              Mellon Bank Corporation
              Old Kent Financial Corporation
              Regions Financial Corporation
              SouthTrust Corporation
              Star Banc Corporation
              Union Planters Corp.
              Wilmington Trust Corporation

       (vi) "Starting Date" means the date of the last trading day ending before the public announcement of the execution of this Agreement.

       Section 9.03. Effects of a Termination; Certain Expenses.

       (a) Upon a termination of this Agreement pursuant to this Section 9.02 hereof:

              (1) the obligations of the parties under this Agreement (except for those under this Section 9.03 and Sections 4.13 and 5.08) shall terminate and be of no further force or effect and each party shall be mutually released and discharged from liability to the other party or to any third parties hereunder, and

              (2) no party shall be liable to any other party for any costs or expenses paid or incurred in connection herewith by such other party, except that expenses incurred in connection with printing the Proxy-Prospectus and the Registration Statement, and the filing fees of regulatory authorities or self-regulatory organizations, shall be borne equally by Summit and Prime; provided, however, that: (A) if Prime terminates this Agreement pursuant to
Section 9.02(a)(2) or Section 9.02(c), Summit shall reimburse Prime for its out-of-pocket expenses reasonably incurred in connection with this Agreement, including counsel fees and the printing and filing fees referred to above, but excluding any brokers', finders' or investment bankers' fees; and (B) if Summit terminates this Agreement pursuant to Section 9.02(a)(2), Section 9.02(c) or
Section 9.02(d), Prime shall reimburse Summit for its out-of-pocket expenses reasonably incurred in connection with this Agreement, including counsel fees and the printing and filing fees referred to above, but excluding any brokers', finders' or investment bankers' fees.

       (b) Notwithstanding any termination of this Agreement, (i) Prime shall indemnify and hold Summit harmless from and against any claim by any broker or finder asserting a right to brokerage commissions or finders' fees as a result of any action allegedly taken by or understanding allegedly reached with Prime and (ii) Summit shall indemnify and hold Prime harmless from and against any claim by any broker or finder asserting a right to brokerage commissions or finders' fees as a result of any action allegedly taken by or understanding allegedly reached with Summit.

       (c) Except as provided otherwise herein in the event of a termination of this Agreement, Prime and its subsidiaries shall bear their own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Reorganization, provided, however, that Summit shall pay all printing expenses and filing fees associated with the Registration Statement, the Proxy-Prospectus and regulatory applications.

                                    ARTICLE X
                                  MISCELLANEOUS

       Section 10.01. Press Releases. At all times until the Closing Date or the termination of this Agreement, each party shall promptly advise and consult with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby.

       Section 10.02. Article and Section Headings. Article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       Section 10.03. Entire Agreement; Amendments. This Agreement, the Prime Schedules and the Exhibits hereto and the Option Agreement to be entered into by the parties hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or therein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby (or in the case of a termination occurring pursuant to Section 9.02 hereof by the party exercising a right to terminate this Agreement). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof or thereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided in the instrument granting such waiver. The parties hereto may amend or modify this Agreement in such manner as may be agreed upon by a written instrument executed by the parties, except that, after the meeting described in Section 7.09 hereof, no such amendment or modification shall reduce the amount of, or change the forms of consideration to be received by the shareholders of Prime contemplated by this Agreement, unless such modification is submitted to a vote of the shareholders of Prime.

       Section 10.04. Survival of Representations, Warranties and Covenants. No investigation made by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those representations, covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

       Section 10.05. Notices. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given, unless otherwise specified in a particular provision of this Agreement, if placed in the mail, registered or certified, postage prepaid, or if delivered personally or by courier, receipt requested, or by facsimile transmission, receipt acknowledged addressed as follows:

       Summit:                Summit Bancorp.
                              Attn: John G. Collins
                              301 Carnegie Center, P.O. Box 2066
                              Princeton, NJ  08543-2066
                              Telephone No.: 609-987-3422
                              Facsimile No.: 609-987-3435

       With a copy to:        Richard F. Ober, Jr., Esq.
                              Summit Bancorp.
                              301 Carnegie Center
                              P.O. Box 2066
                              Princeton, NJ 08543-2066
                              Telephone No.: 609-987-3430
                              Facsimile No.: 609-987-3435

       Prime:                 Prime Bancorp, Inc.
                              7111 Valley Green Road
                              Fort Washington, Pennsylvania  19034
                              Attention: James J. Lynch
                              Telephone No.: 215-836-4060
                              Facsimile No.: 215-836-0957

       With a copy to:        David F. Scranton, Esq.
                              Stradley, Ronon, Stevens & Young, LLP
                              One Commerce Square
                              Philadelphia, Pennsylvania  19103
                              Telephone No.: 215-564-8000
                              Facsimile No.: 215-564-8120

       and                    Fred Blume, Esq.
                              Blank, Rome, Comisky & McCauley, LLP
                              One Logan Square
                              Philadelphia, Pennsylvania  19103
                              Telephone No.: 215-569-5500
                              Facsimile No.: 215-988-6910
or to such other address as such party may designate by notice to the others, which change of address shall be deemed to have been given upon receipt.

       A notice or other communication hereunder shall be deemed delivered (i) if mailed by certified or registered mail to the proper address, with adequate postage prepaid, on the fifth business day following posting, (ii) if hand delivered, when received by the person to whom directed, (iii) if delivered by overnight courier, on the next business day following shipment, or (iv) if delivered via facsimile, on the business day transmitted.

       Section 10.06. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

       Section 10.07. Counterparts. This Agreement is being executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       Section 10.08. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

       Section 10.09. Extensions; Waivers and Consents. Either party hereto, by written instrument signed by its Chairman, Vice Chairman, President, or Chief Financial Officer, may extend the time for the performance of any of the obligations of the other party hereto, and may waive, at any time before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of Prime, subject to the provisions of Section 10.03 hereof: (i) any inaccuracies of the other party in the representations and warranties in this Agreement or any other document delivered pursuant hereto or thereto; (ii) compliance with any of the covenants or agreements of the other party contained in this Agreement; (iii) the performance (including performance to the satisfaction of a party or its counsel) by the other party of any of its obligations hereunder or thereunder; and (iv) the satisfaction of any conditions to the obligations of the waiving party hereunder or thereunder. Any consent or approval of a party hereunder shall be effective only if signed by the Chairman, Vice Chairman, President or Chief Financial Officer of such party.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

                                         SUMMIT BANCORP.


                                By:      /s/ John G. Collins
                                         ------------------------------------
                                         John G. Collins
                                         Vice Chairman

                                         PRIME BANCORP, INC.


                                By:      /s/ James J. Lynch
                                         -------------------------------------
                                         James J. Lynch
                                         President and Chief Executive Officer

In the event that pursuant to the Reorganization Election Summit elects the Reorganization method provided for at Section 1.01(a)(2), the Designated Summit Subsidiary indicated below agrees to be legally bound by all terms of this Agreement and Plan of Merger as if an original party hereto.

Designated Summit Subsidiary:
                                   -----------------------------------------

                                    By
                                          ----------------------------------
                                    Name:
                                          ----------------------------------
                                    Title:
                                          ----------------------------------
                                    Date:
                                          ----------------------------------




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